UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

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☐  Soliciting Material Pursuant to §240.14a-12

MOLECULAR INSIGHT PHARMACEUTICALS, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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MOLECULAR INSIGHT PHARMACEUTICALS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 11, 2009

April 9, 2009

Dear Stockholder:

Notice is hereby given that the 2009 Annual Meeting of Stockholders (the “Annual Meeting”) will be held at 10:00 a.m., local time, on Monday May 11, 2009, at the offices of Foley & Lardner LLP, 111 Huntington Avenue, Boston, MA 02199-7610. You are cordially invited to attend the Annual Meeting.

At the Annual Meeting this year, the following proposals will be considered and acted upon:

1. To elect two directors to be Class III directors of the Company’s Board of Directors, each to serve for a term of three years or until his successor is elected and qualified;

2. To ratify the selection of Deloitte & Touche LLP, independent registered public accounting firm, as auditors for the fiscal year ending December 31, 2009; and

3. To transact such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

The Board of Directors has fixed the close of business on March 12, 2009 as the record date. Only the holders of record of the Company’s common stock on the record date are entitled to notice of and to vote at the Annual Meeting. Information relating to the matters to be considered and voted on at the Annual Meeting is set forth in our 2009 Proxy Statement (the “Proxy Statement”) accompanying this notice. A copy of our Annual Report for fiscal year ended December 31, 2008 on Form 10-K (the “Annual Report”) is also enclosed.

Please refer to the Proxy Statement for detailed information on each of the proposals and the Annual Meeting. Your vote is important, and we strongly urge you to cast your vote. All stockholders are cordially invited to attend the Annual Meeting in person. To ensure your representation at the Annual Meeting, you are urged to complete, sign, date and return the enclosed proxy card as promptly as possible in the enclosed postage-prepaid envelope, even if you plan to attend the Annual Meeting. You may revoke your proxy in the manner described in the Proxy Statement at any time before it has been voted at the Annual Meeting. Any stockholder attending the Annual Meeting in person may vote in person even if he or she has returned a proxy.

By Order of the Board of Directors,

/s/  Anthony F. Martin, Ph.D.
Anthony F. Martin, Ph.D.
Chairman of the Board

April 9, 2009

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 11, 2009
PROXY STATEMENT FOR 2009 ANNUAL MEETING OF STOCKHOLDERS
ABOUT THE MEETING
PROPOSAL 1 -- ELECTION OF DIRECTORS
PROPOSAL 2 -- RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS
DIRECTORS AND EXECUTIVE OFFICERS
CORPORATE GOVERNANCE AND BOARD MATTERS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
REPORT OF AUDIT COMMITTEE
INDEPENDENT PUBLIC ACCOUNTANTS FEES AND SERVICES
COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS
SUMMARY COMPENSATION TABLE
GRANTS OF PLAN-BASED AWARDS
OUTSTANDING EQUITY AWARDS AT YEAR-END
OPTION EXERCISES AND STOCK VESTED
COMPENSATION COMMITTEE REPORT
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS
OTHER MATTERS

MOLECULAR INSIGHT PHARMACEUTICALS, INC.
160 Second Street
Cambridge, Massachusetts 02142
(617) 492-5554

PROXY STATEMENT
FOR
2009 ANNUAL MEETING OF STOCKHOLDERS

This Proxy Statement is furnished in connection with the solicitation of the accompanying proxies on behalf of the Board of Directors of Molecular Insight Pharmaceuticals, Inc. (the “Company”) for use at the Company’s 2009 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Monday, May 11, 2009, at the offices of Foley & Lardner LLP, 111 Huntington Avenue, Boston, MA 02199-7610, at 10:00 a.m., local time, and any adjournments or postponements of the Annual Meeting.

This Proxy Statement and the accompanying proxy cards, together with the Company’s Annual Report on Form 10-K for the 2008 fiscal year (the “2008 Annual Report”), are first being mailed to the stockholders entitled to vote at the Annual Meeting on or about April 9, 2009. You may view this Proxy Statement, proxy card and the 2008 Annual Report at http://www.proxyvote.com.

ABOUT THE MEETING

Why am I receiving these materials?

At the Annual Meeting, stockholders will act upon matters described in the notice of meeting contained in this Proxy Statement, including the election of directors. We have mailed this Proxy Statement and the enclosed proxy card to you because the Board of Directors of the Company is soliciting your proxy to vote at the Annual Meeting. You are cordially invited to attend the Annual Meeting to vote on the proposals described in this Proxy Statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign, and return the enclosed proxy card, or, if your shares are held by a broker, you may vote your shares by telephone or over the Internet at http://www.proxyvote.com, if authorized by your broker.

Who is entitled to vote?

Only holders of the Company’s common stock outstanding as of the close of business on March 12, 2009 (the “Record Date”) will be entitled to vote at the Annual Meeting. Each stockholder is entitled to one vote for each share of common stock he or she held on the Record Date. As of the close of business on March 12, 2009, 25,187,656 shares of our common stock were issued and outstanding.

Who can attend the Annual Meeting?

All stockholders as of the Record Date, or individuals holding their duly appointed proxies, may attend the Annual Meeting. Appointing a proxy in response to this solicitation will not affect a stockholder’s right to attend the Annual Meeting or to vote in person. Please note that if you hold your shares in “street name” (in other words, through a broker, bank, or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the Record Date to gain admittance to the Annual Meeting.

What constitutes a quorum?

A majority of the shares of common stock outstanding on the Record Date must be represented, in person or by proxy, to provide a quorum at the Annual Meeting. If you vote, your shares will be part of the quorum. Shares represented by a proxy card either marked “ABSTAIN” or returned without voting instructions are counted as present for the purpose of determining whether the quorum requirement is satisfied. Also, in those instances where shares are held by brokers who have returned a proxy but are prohibited from exercising discretionary authority for beneficial owners who have not given voting instructions (“broker non-votes”), those shares will be counted as present for quorum purposes. However, broker non-votes will not be counted as votes for or against any proposal.

What is the effect of not voting?

It will depend on how your share ownership is registered. If you own shares as a registered holder and do not vote, your unvoted shares will not be represented at the meeting and will not count toward the quorum requirement. If a quorum is obtained, your unvoted shares will not affect whether a proposal is approved or rejected.

If you own shares in street name and do not vote, your broker may represent your shares at the meeting for purposes of obtaining a quorum. In the absence of your voting instructions, your broker may or may not vote your shares in its discretion depending on the proposals before the meeting. Your broker may vote your shares in its discretion on routine matters such as Proposal 1, the election of directors. Any shares not voted, whether due to abstention or because they constitute broker non-votes, will not affect the election of directors. Once a share is represented at the Annual Meeting, it will be deemed present for quorum purposes throughout the Annual Meeting (including any adjournment or postponement of that meeting unless a new record date is or must be set for such adjournment or postponement).

How do I vote?

You may vote in person at the Annual Meeting or by proxy. We recommend that you vote by proxy even if you plan to attend the Annual Meeting. You can always change your vote at the Annual Meeting.

How do proxies work?

Stockholders who own shares registered directly with the Company’s transfer agent on the close of business on March 12, 2009 can appoint a proxy by mailing their signed proxy card over in the enclosed envelope or via the Internet at http://www.proxyvote.com. Street name holders may vote by telephone or Internet if their bank or broker makes those methods available, in which case the bank or broker will enclose the instructions with the Proxy Statement. The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that the stockholders’ instructions have been properly recorded.

Can I change my vote after I return my proxy card?

Yes. Even after you have submitted your proxy, you can change your vote at any time before the proxy is exercised by appointing a new proxy bearing a later date, by providing written notice to the Secretary of the Company or via the Internet at http://www.proxyvote.com that you are revoking your proxy, or by voting in person at the Annual Meeting. Presence at the Annual Meeting of a stockholder who has appointed a proxy does not in itself revoke a proxy. Unless so revoked, the shares represented by proxies received by the Board will be voted at the Annual Meeting. When a stockholder specifies a choice by means of the proxy, then the shares will be voted in accordance with such specifications. A written notice to the Company’s Secretary revoking your proxy must be sent to: Corporate Secretary, Molecular Insight Pharmaceuticals, Inc., 160 Second Street, Cambridge, Massachusetts 02142, or via the Internet at http://www.proxyvote.com.

What am I voting on?

You are voting on two proposals:

1. Election of two directors, with the following as the Board’s nominees:

•	John W. Babich, Ph.D. (nominated as a Class III director with a term to end at the 2012 annual meeting of stockholders);

•	Joseph M. Limber (nominated as a Class III director with a term to end at the 2012 annual meeting of stockholders);

2. Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009.

What are the Board’s recommendations?

The Board recommends a vote:

•	FOR election of the nominated slate of directors; and

•	FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009.

If you return your completed proxy card through mail or submit your proxy via Internet, unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting. Each “For” and “Withhold” votes, and with respect to proposals other than the election of directors, “Against” votes, abstentions, and broker non-votes will be counted separately. Abstentions will be counted towards the vote total for each proposal and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give the broker or nominee specific instructions, your broker or nominee can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of the Nasdaq Global Market on which your broker may vote shares held in street name in the absence of your voting instructions. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.

What vote is required to approve the proposals?

Directors are elected by a plurality of the votes cast by stockholders entitled to vote at the Annual Meeting. On all other matters being submitted to stockholders, the affirmative vote of a majority of shares present, in person or represented by proxy, and voting on each such matter at the Annual Meeting is required for approval.

Are there any other items that are to be discussed during the Annual Meeting?

No. The Company is not aware of any other matters that you will be asked to vote on at the Annual Meeting. If other matters are properly brought before the Annual Meeting, the Board or proxy holders will use their discretion on these matters as they may arise.

Who will count the vote?

Broadridge Financial Solutions, Inc. will count the vote. Foley & Lardner LLP, the Company’s outside counsel, will serve as the inspector of the election.

Who pays to prepare, mail, and solicit the proxies?

Proxies may be solicited by personal meeting, Internet, advertisement, telephone, and facsimile machine, as well as by use of the mails. Solicitations may be made by directors, officers, and other employees of the Company, as well as the Company’s investor relations firm, none of whom will receive additional compensation for such solicitations. The cost of soliciting proxies will be borne by the Company. It is anticipated that banks, brokerage houses, and other custodians, nominees, or fiduciaries will be requested to forward solicitation materials to their principals and to obtain authorization for the execution of proxies and that they will be reimbursed by the Company for their out-of-pocket expenses incurred in providing those services. All expenses of solicitation of proxies will be borne by the Company.

Delivery of Proxy Materials to Households

Pursuant to SEC rules, services that deliver the Company’s communications to stockholders that hold their stock through a bank, broker, or other holder of record may deliver to multiple stockholders sharing the same address a single copy of the Company’s Annual Report and this Proxy Statement. Upon written or oral request, the Company will promptly deliver a separate copy of the Annual Report and this Proxy Statement to any stockholder at a shared address to which a single copy of each document was delivered. Stockholders may notify the Company of their requests by calling the Company’s Secretary at (617) 492-5554 or by sending a written request addressed to the Company, Attention: Secretary, Molecular Insight Pharmaceuticals, Inc., 160 Second Street, Cambridge, Massachusetts 02142.

How can I contact the members of the Board?

Stockholders may communicate with the full Board or individual directors by submitting such communications in writing to Molecular Insight Pharmaceuticals, Inc., Attn: Board of Directors (or the individual director(s)), Molecular Insight Pharmaceuticals, Inc., 160 Second Street, Cambridge, Massachusetts 02142. Such communications will be delivered directly to the directors.

PROPOSAL 1 — ELECTION OF DIRECTORS

The Board of Directors recommends the following nominees for election as directors and recommends that each stockholder vote “FOR” the nominees. Executed proxies in the accompanying form will be voted at the Annual Meeting in favor of the election as directors of the nominees named below, unless authority to do so is withheld.

Our Board of Directors presently consists of ten members and is divided into three classes (designated “Class I,” “Class II,” and “Class III”), with the number of directors in each class being as nearly equal in number as possible. Our articles of organization and bylaws provide that the directors in each respective class will serve three-year terms expiring at the third annual meeting of stockholders after their respective elections or until their respective successors have been duly elected and qualified. The current term of the Class I directors is scheduled to expire at our 2010 annual meeting of stockholders, the current term of the Class II directors is scheduled to expire at our 2011 annual meeting of stockholders, and the current term of the Class III directors is scheduled to expire at our forthcoming 2009 Annual Meeting to be held on May 11, 2009.

There are two Class III directors presently. Accordingly, at the Annual Meeting, two Class III directors are required to be elected. Our Board of Directors, upon the recommendation of the Governance and Nominating Committee, has nominated John W. Babich, Ph.D. and Joseph M. Limber to stand for election as Class III directors. Once elected, the Class III directors will serve until the 2012 annual meeting of stockholders. Our nominees, Dr. Babich and Mr. Limber, are current directors of the Company and are proposed to be elected at the annual Meeting. The remaining eight current directors will continue to serve as members of the Board for the terms described below under “Directors and Executive Officers.”

The persons nominated for election have agreed to serve if elected, and the Board of Directors has no reason to believe that any of these nominees will be unavailable or will decline to serve. In the event, however, that any of the nominees are unable or decline to serve as a director at the time of the Annual Meeting, the persons designated as proxies will vote for any nominee who is designated by our current Board of Directors to fill such vacancy.

Directors are elected by a plurality of the votes cast (assuming a quorum is present or represented by proxy at the Annual Meeting), meaning that the two nominees receiving the highest number of affirmative votes of the votes represented at the Annual Meeting will be elected as directors. Proxies solicited by the Board will be voted “FOR” the nominees named above unless a stockholder specifies otherwise.

Biographical information and the age (as of the Record Date) for each director nominee to be elected at the Annual Meeting, and each other director and executive officer of the Company can be found below under “Directors and Executive Officers.”

PROPOSAL 2 — RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors recommends the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009 and recommends that each stockholder vote “FOR” the ratification. Executed proxies in the accompanying form will be voted at the Annual Meeting in favor of the ratification of the independent registered public accounting firm, unless authority to do so is withheld.

At the Annual Meeting, the stockholders will be asked to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009. The Audit Committee of our Board of Directors has recommended, and the Board of Directors has already selected, Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2009. Deloitte & Touche LLP also served as our independent registered public accounting firm during the fiscal year ended December 31, 2008. Unless a stockholder directs otherwise, proxies will be voted for the approval of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the 2009 fiscal year. If the stockholders do not approve the appointment of

Deloitte & Touche LLP, the Board will consider the selection of other independent public accountants for the 2009 fiscal year, but will not be required to do so.

The affirmative vote of the majority of all shares of common stock eligible to vote on a matter is required to ratify the selection of Deloitte & Touche LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

In the event the stockholders fail to ratify the appointment, the Board of Directors will reconsider its selection. Even if the selection is ratified, the Board of Directors, in its discretion, may direct the appointment of a different independent registered public accounting firm for such fiscal year if the Board of Directors feels that such a change would be in the best interests of our company and its stockholders.

Representatives of Deloitte & Touche LLP will be present at the Annual Meeting and will be available to respond to appropriate questions and may make a statement if they so desire.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the director nominees to be elected at the Annual Meeting, and each other director and executive officer of the Company, their ages, and the positions currently held by each such person with the Company as of March 12, 2009.

NAME	AGE	POSITION

John W. Babich, Ph.D.(*)(C)	52	President, Chief Executive Officer, and Chief Scientific Officer; Director
Paul A. Looney	69	Chief Operating Officer
Donald E. Wallroth	60	Chief Financial Officer
Norman D. LaFrance, M.D., FACP, FACNP	61	Senior Vice President, Clinical Development and Chief Medical Officer
John A. Barrett, Ph.D.	54	Vice President of Preclinical Development
Paul H. Granger	60	Vice President, General Counsel
James F. Kronauge, Ph.D.	53	Vice President of Process Chemistry
James A. Wachholz	55	Vice President, Regulatory Affairs and Quality Assurance
Anthony F. Martin, Ph.D.(A)(2)(4)(5)	54	Director; Non-Executive Chairman of the Board of Directors
David R. Epstein(B)(2)(3)	47	Director
Daniel Frank(B)(1)(3)(4)	52	Director
Scott Gottlieb, M.D.(B)(5)	36	Director
Yvonne Greenstreet, M.D.(A)(2)(5)	46	Director
Joseph M. Limber(*)(C)(1)(4)(5)	56	Director
David M. Stack(A)(1)(2)	57	Director
Lionel Sterling(B)(1)(3)(4)	71	Director
Harry Stylli, Ph.D.(A)(2)	46	Director

(*)	Nominees for Class III directors for a term of three years.

(1)	Member of Audit Committee.

(2)	Member of Compensation Committee.

(3)	Member of Governance and Nominating Committee.

(4)	Member of Strategic Development Committee.

(5)	Member of Research, Regulatory and Clinical Committee.

(A)	Class I Director. Term of a Class I Director will continue until the annual meeting of stockholders to be held in 2010 or until a successor has been duly elected and qualified or until resignation or removal.

(B)	Class II Director. Term of a Class II Director will continue until the annual meeting of stockholders to be held in 2011 or until a successor has been duly elected or qualified or until resignation or removal.

(C)	Class III Director. If elected at the 2009 Annual Meeting, term of a Class III Director will continue until the annual meeting of stockholders to be held in 2012 or until a successor has been duly elected or qualified or until resignation or removal.

John W. Babich, Ph.D., a founder of our Company in 1997, has served as our Chief Executive Officer since January 30, 2009 and our President and Chief Scientific Officer since 1997. Mr. Babich is a member of our Board of Directors. From September 2008 to January 2009 he served as the Interim Chairman of our Board of Directors and our Interim Chief Executive Officer.

Paul A. Looney has served as our Chief Operating Officer since January 30, 2009. Prior to joining our Company, Mr. Looney has served in senior executive capacities with several life science and technology companies. From August 2002 to November 2004, he served as the Chairman and CEO of BioSphere Medical, Inc., a medical device company specializing in embolotherapy. He remained on as a member of the BioSphere Medical Board of Directors through March 2005. Prior to serving as Chairman and CEO, Mr. Looney served as a Director for BioSphere Medical from 1994 to 2002. From 1999 to 2002 he served as President and Chief Operating Officer of BioPure Corporation. From 1995 to 1999, Mr. Looney was a consultant to various biotechnology companies. From 1993 to 1995 he served as President and Chief Executive Officer of Corning Costar Corporation, a life science products company, and wholly owned subsidiary of Corning, Inc.

Donald E. Wallroth has served as our Chief Financial Officer since August 2007. Prior to joining our Company, Mr. Wallroth worked in the National Life Sciences practice of Tatum LLC, a national financial executive services firm from 2006 to August 2007, where he was deployed as the CFO for prominent New England-based companies. From 2004 to 2005, he was a Partner with Keen Partners, an investment banking firm which focused on raising capital for emerging companies. From 2002 to 2004, he was the Chief Operating Officer of GoldK where he managed its financial and business operations.

Norman D. LaFrance, M.D., FACP, FACNP has served as our Senior Vice President, Clinical Development and Chief Medical Officer since April 2007. From 2005 to 2007 he worked at Bausch & Lomb, where he served as Vice President, Global Pharmaceutical R&D. Dr. LaFrance was with Celltech Americas as Senior Vice President, Medical and Regulatory Affairs from 2002 to 2005.

John A. Barrett, Ph.D. has served as our Vice President of Preclinical Development since August 2005. He came to Molecular Insight from Infinity Pharmaceuticals, where he worked from 2003 to 2005 and served as the Senior Director Pharmacology/Toxicology, ADME, and Bioanalytical Chemistry. Prior to Infinity Pharmaceuticals, Dr. Barrett was Senior Director of Pharmacology/Toxicology at EPIX Medical, Inc. from 2000 to 2003.

Paul H. Granger has served as our Vice President and General Counsel since January 30, 2009. Previously, he was our in house Legal Counsel from September 2008 to January 2009. Prior to joining our Company in September 2008, he served as Counsel with Greenberg Traurig LLP from 2005 to 2008. At Greenberg Traurig, Mr. Granger practiced in the corporate/securities area, primarily advising clients in life science and high technology industries. Prior to that, he provided legal and business counseling to small and mid-size companies, including an early-stage pharmaceutical products development firm.

James F. Kronauge, Ph.D. has served as our Vice President of Process Chemistry since August 2005. Prior to that, Mr. Kronauge served in a variety of research positions at our Company after joining our Company in December 1999.

James A. Wachholz has served as our Vice President, Regulatory Affairs and Quality Assurance since May 2005. Prior to joining our Company, from 2003 to May 2005, he worked at Accentia Biopharmaceuticals, where he served as Chief Regulatory Officer. From 1998 to 2003, Mr. Wachholz worked at Sepracor Inc., where he served as the Executive Director of Regulatory Affairs.

Anthony F. Martin, Ph.D. has served as our Non-Executive Chairman of the Board since January 30, 2009 and has served as a member of our Board of Directors since September 2008. Dr. Martin has a long history of creating substantial value in the life sciences arena. He is also currently Chairman of Safeguard Biosystems Holding Ltd, Sphere Medical Holding plc and Wound Solutions Ltd and a Director of 1Voice1Vision Ltd. Between 1997 to 2003, he served as Chairman of NeuTec Pharma plc, Chairman and CEO of Molecular Probes Inc., President of Molecular Biology for Invitrogen Corporation and President and CEO of Invitrogen B.V., respectively. Between 1995 and 2000 he was Chairman and CEO of AZUR Environmental Inc. Before that, he was Chief Executive of Celsis International plc and Chairman of Tepnel Life Sciences plc.

David R. Epstein has served as a member of our Board of Directors since September 2008. He has had more than 20 years of executive experience in the Pharmaceutical sector. He is currently President and Chief Executive Officer of Novartis Oncology and Novartis Molecular Diagnostics. He is a member of Novartis AG’s Executive Committee and Pharma Consulting. Between jointing Novartis in 1989 to present, Mr. Epstein has held a series of positions at Novartis of increasing responsibilities. Mr. Epstein previously served as Chief Executive Officer, Novartis Specialty Medicines, overseeing the global Ophthalmics and Transplantation and Immunology Business Units in addition to his responsibilities leading Novartis Oncology. He also served as Chief Operating Officer of Novartis Pharmaceuticals Corporation in the United States in addition to several previous commercial roles.

Daniel Frank has served as a member of our Board of Directors since 2004. Since 2001, he has worked at Cerberus Capital Management, L.P., a private investment firm. Mr. Frank is also currently a member of the Board of Directors for Aton Pharma, Inc. and Reva Medical Inc.

Scott Gottlieb, M.D. has served as a member of our Board of Directors since August, 2007. Dr. Gottlieb is also currently a practicing physician, who joined the American Enterprise Institute in 2007 after several years at the U.S. Food and Drug Administration (FDA). Dr. Gottlieb was the Deputy Commissioner for Medical and Scientific Affairs at the FDA from 2005 to 2007. Prior to his appointment as Deputy Commissioner, he served at the FDA in a number of senior capacities in 2003 and 2004, including Senior Advisor for Medical Technology for the FDA Commissioner and Director of Medical Policy Development.

Yvonne Greenstreet, M.D. has served as a member of our Board of Directors since September 2008. Dr. Greenstreet is currently Senior Vice President and Chief of Strategy, R&D at GlaxoSmithKline (GSK) where she is responsible for leading strategy development and driving the transformation of Research and Development to address evolving healthcare needs. She is also a member of the GSK’s Global Product Management Board and the Research and Development Executive Committee. Prior to her current role, Dr. Greenstreet was Senior Vice President and Head of the Musculoskeletal, Inflammation Gastrointestinal & Urogenital Medicine Development Centre at GSK. Previously, Dr. Greenstreet served as Vice President and Head of European Clinical Development and Medical Affairs, and as Chief Medical Officer of GSK in Europe. Dr. Greenstreet was also Vice President and Medical Director for Pharmaceutical business in the UK, where she also served on the Advisory Committee for Topic Selection for NICE, the Association of the British Pharmaceutical Industry Medical Committee and the Prescription Medicines Code of Practice Authority Appeal Board.

Joseph M. Limber has served as a member of our Board of Directors since September 2008. Mr. Limber is the President and Chief Executive Officer of Prometheus Laboratories, Inc., a specialty pharmaceutical and diagnostics company focusing on the identification, stratification, and treatment of gastrointestinal, oncology and autoimmune diseases and disorders. Prior to joining Prometheus in 2003, Mr. Limber was interim Chief Executive Officer for Deltagen, Inc., a provider of drug discovery tools and services to the life sciences industry. He has also served as President and Chief Executive Officer of ACLARA Biosciences, Inc. (now Monogram Biosciences, Inc.), President and Chief Operating Officer of Praecis Pharmaceuticals (acquired by GlaxoSmithKline, plc), and as Executive Vice President of SEQUUS Pharmaceuticals, Inc. (acquired by ALZA Corporation and now a part of the Johnson & Johnson family of companies), respectively. In addition, he held senior management positions with the International Division of Syntex Corporation (now Hoffman-La Roche,

Ltd.) as well as in marketing and sales with Ciba-Geigy Corporation (now Novartis AG). Mr. Limber serves on the Board of Directors of Prometheus Laboratories, Inc.

David M. Stack has served as a member of our Board of Directors since 2006. Mr. Stack is the President and Chief Executive Officer of Pacira Pharmaceuticals, Inc., and has been a Managing Director of MPM Capital since 2005 and a Managing Partner of Stack Pharmaceuticals, Inc since 1998. From 2001 until 2004, he was the President and the Chief Executive Officer of The Medicines Company. He currently serves as a member of the Board of Directors of Bio-Imaging Technologies, Inc., PepTx., Inc., Pacira Pharmaceuticals, Inc., and Elixir Pharmaceuticals Inc.

Lionel Sterling has served as a member of our Board of Directors since February 2007. Mr. Sterling has served as President of Equity Resources Inc., a private investment firm he founded, since 1987. He was also a member of the Board of Directors and chairman of the Audit Committees of both I-Stat Corporation, prior to its sale to Abbot Laboratories, and Third Wave Technologies, prior to its sale to Hologic Corporation.

Harry Stylli, M.B.A, Ph.D. has served as a member of our Board of Directors since 2004. Dr. Stylli has been President, Chief Executive Officer and a member of the Board of Directors of Sequenom, Inc. since 2005. From 2003 until 2005, he was President and Chief Executive Officer of Xencor, Inc. From 2002 to 2003, he served as co-founder, President and Chief Executive Officer of CovX Pharmaceuticals Inc. From 1995 to 2002 he held various senior roles at Aurora Biosciences Corp., a company he co-founded. In 2001, following the merger between Aurora Biosciences Corp. and Vertex Pharmaceuticals Incorporated, Dr. Stylli served as President of Aurora Biosciences Corp. and Panvera Corporation. Dr. Stylli is currently an advisor to Nanosyn, a chemistry company. Since July, 2007, he has also been serving as a member of the Board of Directors of Micropharma Limited, a privately held biotechnology company.

Executive officers of our Company are elected by the Board of Directors on an annual basis and serve until their successors have been duly elected and qualified.

CORPORATE GOVERNANCE AND BOARD MATTERS

Board Meetings and Independence

During the fiscal year ended December 31, 2008 (“Fiscal 2008”), the Board of Directors of the Company held 11 meetings, out of which five were in-person and six were telephonic. Other than Mr. Epstein and Dr. Greenstreet, each current director attended at least 75% of the total meetings of the Board and the total number of meetings held by all committees of the Board on which such director served during Fiscal 2008. Mr. Epstein and Dr. Greenstreet, who were elected as directors in September 2008, each attended 67% of the meetings of the Board for the part of Fiscal 2008 during which he or she was a member of the Board. It is the Company’s current policy to strongly encourage directors to attend the annual meeting of stockholders, but they are not required to attend.

Our last annual meeting of the stockholders was held on May 12, 2008, and two of our directors attended that meeting.

Our Board of Directors consists of ten members and biographical information regarding all directors (two of whom are director nominees) is set forth above. The Board has determined that nine of its current members are “independent directors” as defined under the rules of the Nasdaq Global Market and Rule 10A-3(b)(i) under the Securities Exchange Act of 1934. These nine “independent directors” are Drs. Greenstreet, Stylli, Gottlieb and Martin and Messrs. Frank, Stack, Sterling, Epstein, and Limber. Dr. Martin is our non-executive Chairman of the Board of Directors. Mr. Frank is the designated lead independent director and in such capacity is responsible for calling meetings of the independent directors and establishing agenda for such meetings.

Board Committees

The Board of Directors has established five standing committees: an Audit Committee, a Compensation Committee, a Governance and Nominating Committee, a Strategic Development Committee and a Research, Regulatory and Clinical Committee. The Strategic Development Committee and the Research, Regulatory and Clinical Committee are recent additions to our governance structure and became effective in January 2009. In addition, the Board of Directors has established a Scientific Advisory Board. The following is a summary description of the respective responsibilities of the Board’s standing committees:

Audit Committee

The Audit Committee performs the following functions, among others:

•	appointing, replacing, and oversight of our independent registered public accounting firm;

•	reviewing and monitoring compliance with legal and regulatory requirements;

•	evaluating our audit and internal control functions;

•	reviewing the proposed scope and results of the audit; and

•	reviewing and pre-approving the independent registered public accounting firm’s audit and non-audit services rendered.

During 2008, the Audit Committee consisted of three independent directors, Dr. Stylli and Messrs. Sterling, and Stack. Effective January 1, 2009, the Audit Committee consists of four independent directors, Messrs. Frank, Limber, Stack and Sterling. Each member of the Audit Committee is able to read and understand fundamental financial statements, including our balance sheet, income statement and cash flows statements.

Our Board of Directors has determined that Mr. Sterling is an “audit committee financial expert” as that term is defined in Securities and Exchange Commission regulations.

The Audit Committee met seven times in Fiscal 2008. The Audit Committee’s report on its activities during 2008 appears later in this Proxy Statement under the caption “Audit Committee Report”.

The Board of Directors has approved and adopted a written charter for the Audit Committee, and the chairperson of the Audit Committee is Mr. Sterling. A current copy of the Audit Committee’s charter is posted on the Company’s website www.molecularinsight.com in the “Corporate Governance” subsection in the “Investor Relations” section of the website.

Compensation Committee

The Compensation Committee performs the following functions, among others, as set forth in its committee charter, including:

•	recommending and approving salaries, incentive compensation and equity-based plans for our executive officers;

•	reviewing corporate goals and objectives relative to executive compensation;

•	evaluating our Chief Executive Officer’s performance against previously approved corporate goals and objectives;

•	setting our Chief Executive Officer’s compensation based on evaluation of his performance; and

•	preparing and issuing reports required under the committee charter.

During 2008, the Compensation Committee consisted of three independent directors, Messrs. Frank, Sterling and Stack. Effective January 1, 2009, the Compensation Committee consists of five independent directors, Drs. Greenstreet, Martin and Stylli and Messrs. Epstein and Stack. Dr. Greenstreet and Mr. Stack serve as committee co-chairs for 2009.

The Compensation Committee met seven times and took action by written consent on one occasion in Fiscal 2008.

A current copy of the Compensation Committee’s charter is posted on the Company’s website at www.molecularinsight.com in the “Corporate Governance” subsection in the “Investor Relations” section of the website.

Governance and Nominating Committee

The Governance and Nominating Committee performs the following functions, among others, as set forth in its committee charter:

•	developing criteria for director selection;

•	identifying and recommending to the full Board of Directors the director-nominees to stand for election at annual meetings of stockholders;

•	developing plans for our Chief Executive Officer’s succession;

•	recommending members of the Board of Directors to serve on the various committees of the Board of Directors;

•	evaluating and ensuring the independence of each member of each committee of the Board of Directors;

•	recommending to the Board of Directors our corporate governance principles; and

•	recommending to the Board of Directors a code of conduct for our directors, officers and employees.

The Governance and Nominating Committee will consider nominees recommended by stockholders who submit such recommendations in writing to our Secretary in accordance with our Bylaws, and include the candidate’s name, biographical data and qualifications. Stockholders recommending nominees must disclose the stockholder’s name and address, class and number of shares of our stock that are owned, the length of such ownership and any relationship between the stockholder and the nominee. Stockholders must also comply with such other procedural requirements as we may establish from time to time. Each nominee is evaluated by our Governance and Nominating Committee, which shall take into account all factors it considers appropriate, which may include judgment, skill, diversity, experiences with businesses and other organizations of comparable size, the interplay of the candidate’s experiences with the experience of other directors, and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board. At a minimum, a nominee should have distinguished him or herself in a career in industry, government or academia; should be capable of offering sound advice and counsel to us and our Chief Executive Officer; must possess the highest personal and professional ethics, integrity and values; and must be eligible to serve a minimum of three years. The Governance and Nominating Committee considers not only the individual talents and skills of each nominee, but also the range of talents and skills represented by all members of our Board of Directors. Our Governance and Nominating Committee may, but need not, use the services of an executive search firm to help it to identify, evaluate and attract the best candidates for nomination as a director.

During 2008, the Governance and Nominating Committee consisted of three independent directors, Dr. Gottlieb and Messrs. Frank and Sterling. Effective January 1, 2009, Dr. Gottlieb was replaced by Mr. Epstein, who is also an independent director. The chairperson of the Governance and Nominating Committee is Mr. Frank.

The Governance and Nominating Committee met eight times during Fiscal 2008.

A current copy of the Governance and Nominating Committee’s charter is posted on the Company’s website at www.molecularinsight.com in the “Corporate Governance” subsection in the “Investor Relations” section of the website.

Strategic Development Committee

Our Board of Directors established the Strategic Development Committee in November 2008 and the committee became effective on January 1, 2009. The principal function of the committee is to develop and recommend to the Board of Directors strategic alternatives that reflect the Company’s strategic and business objectives.

The Strategic Development Committee consists of four independent directors, Dr. Martin and Messrs. Frank, Limber and Sterling. The chairperson of the Strategic Development Committee is Mr. Limber.

Research, Regulatory and Clinical Committee

Our Board of Directors established the Research, Regulatory and Clinical Committee in November 2008 and the committee became effective in January 2009. The principal function of the committee is to oversee the research, regulatory and clinical activities of the Company and recommend to the Board of Directors various courses of action in connection with such activities.

The Research, Regulatory and Clinical Committee consists of four independent directors, Drs. Greenstreet, Martin and Gottlieb and Mr. Limber.

Scientific Advisory Board

In addition to the foregoing, our Board of Directors has established a group of respected scientists in the biochemistry, organic and inorganic chemistry, cardiology, radiation oncology, nuclear medicine and radiology fields to advise it on scientific, technical and commercialization issues. The Scientific Advisory Board does not have any authority with respect to the governance of our company but provides advice on the scientific results and strategy of our products and research and development efforts. The advisors are currently William C. Eckelman, Ph.D., who serves as Chairman; Ronald L. Van Heertum, M.D.; Duncan H. Hunter, Ph.D.; Martin G. Pomper, M.D., Ph.D,; Rob Mairs, Ph.D.; John Thornback, Ph.D.; John F. Valliant, Ph.D.; and Jon A. Zubieta, Ph.D.

Code of Business Conduct

Our Board of Directors has adopted a Code of Business Conduct that is applicable to all of the employees and directors of the Company and its subsidiaries. The text of the Code of Business Conduct is posted on the website at www.molecularinsight.com in the “Corporate Governance” subsection in the “Investor Relations” section of our website.

Communications with the Board of Directors

Stockholders may communicate with the full Board of Directors or individual directors by submitting such communications in writing to Molecular Insight Pharmaceuticals, Inc., Attention: Board of Directors (or the individual director(s)), 160 Second Street, Cambridge, Massachusetts 02142. Such communications will be delivered directly to the directors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Securities Exchange Act of 1934, as amended, an officer, director, or greater-than-10% stockholder of our Company must file a Form 4 reporting the acquisition or disposition of Company’s equity securities with the Securities and Exchange Commission no later than the end of the second business day after the day the transaction occurred unless certain exceptions apply. Such persons must also file initial reports of ownership on Form 3 upon becoming an officer, director, or greater-than-10% stockholder. Transactions not reported on Form 4 or Form 3 must be reported on Form 5 within 45 days after the end of the Company’s fiscal year. Based on information available to us, we believe that during Fiscal 2008 all applicable Section 16(a) filing requirements were met.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 1, 2009 with respect to (i) each of the Company’s directors and director nominees, (ii) each of the Company’s executive officers named in the Summary Compensation Table below, (iii) all directors and executive officers of the Company as a group, and (iv) each person known by the Company to own beneficially more than 5% of the Common Stock. The percentages of shares in the table may differ from the percentages reported in the beneficial owners’ filings with the SEC because the beneficial owners may have used different denominators than the actual number of shares outstanding as of March 1, 2009. The number and percentage of shares beneficially owned is determined under rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire beneficial ownership of within 60 days of March 1, 2009 through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power with respect to the shares shown as beneficially owned. A total of 25,187,240 shares of the Company’s common stock were issued and outstanding as of March 1, 2009.

	Number of Shares of
	Common Stock
Beneficial Owner	Beneficially Owned	Percent

5% Stockholders
Cerberus Partners, L.P.(1)	4,009,709	15.8%
299 Park Avenue, 22nd Floor New York, NY 10171
Highland Capital Management, L.P.(2)	2,488,692	9.9%
13455 Noel Road Ste. 1300 Dallas, TX 75240
QVT Financial LP(3)	2,050,530	7.6%
1177 Avenue of the Americas, 9th Floor New York, NY 10036
Savitr Capital, LLC(4)	2,127,568	8.4%
One Market Plaza Steuart Tower, Suite 1400 San Francisco, CA 94105
James Poitras(5)	1,310,429	5.2%
3100 Springhead Court Narcoosee, FL 33844
Named Executive Officers, Directors, and Director Nominees
John W. Babich(6)	798,532	3.1%
David S. Barlow (former Director and Chief Executive Officer)(7)	2,735,447	10.8%
Paul A. Looney(8)	120,000	*
John E. McCray (former Chief Operating Officer)(9)	302,642	1.2%
Donald E. Wallroth(10)	105,000	*
Norman D. LaFrance(11)	77,958	*
James A. Wachholz(12)	50,375	*
Joshua D. Hamermesh (former Vice President Commercial and Business Development(13)	20,833	*
Anthony F. Martin	0	*
David R. Epstein	0	*
Daniel Frank(14)	172,446	*
Scott Gottlieb(15)	25,000	*
Yvonne Greenstreet	0	*
Joseph M. Limber	0	*
David M. Stack(16)	33,333	*
Lionel Sterling(17)	268,561	1.1%
Harry Stylli(18)	40,833	*
Executive Officers and Directors as a Group (17 persons)	1,808,898	6.9%

*	Less than 1.0%

(1)	Mr. Feinberg has sole voting and investment power over all of the shares of common stock held by Cerberus Partners, L.P., a Delaware limited partnership, and affiliates. As per the Schedule 13D/A filed with the SEC on February 13, 2008, Cerberus Partners, L.P. owned (i) 3,753,299 shares of common stock and (ii) a warrant to acquire 256,410 shares of common stock. We have not made any independent determination as to the beneficial ownership of such stockholder and are not restricted in any determination we may make by reason of inclusion of such stockholder or its shares in this table.

(2)	This information is based on a Schedule 13G/A dated February 26, 2008 and filed with the SEC on the same date for Highland Capital Management, L.P., along with Strand Advisors, Inc. and James D. Dondero. We have not made any independent determination as to the beneficial ownership of such stockholders and are not restricted in any determination we may make by reason of inclusion of such stockholders or their shares in this table.

(3)	This information is based on a Schedule 13G/A filed with the SEC on February 3, 2009 for QVT Financial LP, along with QVT Fund LP, QVT Financial GP LLC and QVT Associates GP LLC. The number of shares reported in the table include 1,685,949 shares of common stock underlying warrants owned by the parties. We have not made any independent determination as to the beneficial ownership of such stockholders and are not restricted in any determination we may make by reason of inclusion of such stockholders or their shares in this table.

(4)	This information is based on a Schedule 13G/A filed with the SEC on February 10, 2009 for Savitr Capital, LLC , along with Beaver Creek Fund, Ltd, Beaver Creek Intermediate Fund, Ltd. and Andrew R. Midler. We have not made any independent determination as to the beneficial ownership of such stockholders and are not restricted in any determination we may make by reason of inclusion of such stockholders or their shares in this table.

(5)	This information is based on the Schedule 13G/A dated February 24, 2009 and filed with the SEC on the same date for James W. Poitras. We have not made any independent determination as to the beneficial ownership of any of the three aforementioned stockholders and are not restricted in any determination we may make by reason of inclusion of any such stockholder or his shares in this table.

(6)	Includes 594,997 shares of common stock issuable upon the exercise of options which are currently exercisable or which are exercisable within 60 days of March 1, 2009.

(7)	This information is based on a Schedule 13D that Mr. David S. Barlow filed with the SEC on January 30, 2009, according to which, as of January 30, 2009, Mr. Barlow owned 2,735,447 shares of the Company’s common stock, including 40,000 shares of common stock issuable upon the exercise of options which were exercisable within 60 days of January 30, 2009. The address for Mr. Barlow as per the aforementioned Schedule 13D is 640 Lewis Wharf, Boston MA 02110. We have not made any independent determination as to the beneficial ownership of such stockholder and are not restricted in any determination we may make by reason of inclusion of such stockholder or his shares in this table.

(8)	Includes 110,000 shares of common stock issuable upon the exercise of options which are currently exercisable or which are exercisable within 60 days of March 1, 2009.

(9)	Includes 107,338 shares of common stock issuable upon the exercise of options which are currently exercisable or which are exercisable within 60 days of March 1, 2009.

(10)	Includes 85,000 shares of common stock issuable upon the exercise of options which are currently exercisable or which are exercisable within 60 days of March 1, 2009.

(11)	Includes 55,208 shares of common stock issuable upon the exercise of options which are currently exercisable or which are exercisable within 60 days of March 1, 2009.

(12)	Includes 50,375 shares of common stock issuable upon the exercise of options which are currently exercisable or which are exercisable within 60 days of March 1, 2009.

(13)	This information is based on the Company’s records as of October 2008. Mr. Hamermesh’s employment with the Company was terminated in October 2008 and the Company has not received further updates regarding Mr. Hamermesh’s ownership of the Company’s stock.

(14)	Includes 29,166 shares of common stock issuable upon the exercise of options which are currently exercisable or which are exercisable within 60 days of March 1, 2009.

(15)	Includes 25,000 shares of common stock issuable upon the exercise of options which are currently exercisable or which are exercisable within 60 days of March 1, 2009.

(16)	Includes 33,333 shares of common stock issuable upon the exercise of options which are currently exercisable or which are exercisable within 60 days of March 1, 2009.

(17)	Includes 33,333 shares of common stock issuable upon the exercise of options which are currently exercisable or which are exercisable within 60 days of March 1, 2009.

(18)	Includes 33,333 shares of common stock issuable upon the exercise of options which are currently exercisable or which are exercisable within 60 days of March 1, 2009.

REPORT OF AUDIT COMMITTEE

Effective January 1, 2009, the Audit Committee is composed of four independent directors and operates under a written charter adopted by the Board of Directors. A copy of the Audit Committee Charter is posted on the Company’s website at www.molecularinsight.com in the “Corporate Governance” subsection in the “Investor Relations” section of the website. The Audit Committee reviews and reassesses this charter annually and recommends any changes to the Board for approval.

During fiscal year 2008, the Audit Committee met seven times.

In the exercise of the Committee’s duties and responsibilities, the Committee members have reviewed and discussed the audited financial statements for fiscal year 2008 with the management and the independent auditors. The Committee also discussed all the matters required to be discussed by applicable requirements of the Public Company Accounting Oversight Board with independent registered public accounting firm, Deloitte & Touche LLP. The Committee received the written disclosures and the letter from Deloitte & Touche LLP as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with Deloitte & Touche LLP its independence. Based on its review and discussions and subject to the limitations on the role and responsibilities of the Committee in its charter, the Committee recommended to the Board that the audited financial statements for fiscal year 2008 be included in our Annual Report on Form 10-K to be filed with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

Daniel Frank
Joseph M. Limber
David M. Stack
Lionel Sterling

April 9, 2009

INDEPENDENT PUBLIC ACCOUNTANTS FEES AND SERVICES

The consolidated financial statements as of December 31, 2008 and 2007 and for each of the three years in the period ended December 31, 2008 have been audited by Deloitte & Touche LLP, independent registered public accounting firm. We expect that representatives of Deloitte & Touche LLP will be present at the Annual Meeting and will be available to respond to appropriate questions from stockholders and may make a statement if they so desire.

Audit and Related Fees

The Company engaged Deloitte & Touche LLP to perform the Fiscal 2008 audit.

Audit Fees.  The aggregate audit fees billed by Deloitte & Touche LLP for the fiscal years ended December 31, 2008 and 2007 were $703,198 and $973,596, respectively. Audit fees consist of fees billed for professional services rendered for the audit of the Company’s consolidated financial statements and review of the interim condensed consolidated financial statements, as well as other professional services rendered in connection with the Company’s initial public offering included in the Company’s registration statement on Form S-1 filed in February 2007 and services that are normally provided by Deloitte & Touche LLP in connection with statutory and regulatory filings or engagements, except those not required by statute or regulation.

Audit-Related Fees.  There were no fees billed by Deloitte & Touche LLP during Fiscal 2008 or Fiscal 2007 for assurance and related services related to the performance of the audit or review of the Company’s consolidated financial statements and not described above under “Audit Fees.”

Tax Fees.  During Fiscal 2008, Deloitte & Touche LLP billed $40,600 to the Company for preparing the Company’s 2007 tax returns.

All Other Fees.  There were no fees billed by Deloitte & Touche LLP during Fiscal 2008 or Fiscal 2007 for professional services other than the services described under “Audit Fees” and “Tax Fees” above.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the Company’s independent auditors in order to assure that the provision of such services does not impair the auditor’s independence. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Management is required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. Such services and fees of our auditors were pre-approved by the Audit Committee for fiscal year 2008.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Compensation Discussion and Analysis

Overview

We describe our executive compensation program below and provide an analysis of the 2008 compensation paid to and earned by our “named executive officers” — our CEO, President and Chief Scientific Officer, CFO and three other most highly-compensated executive officers, as well as our former Chairman and CEO and one former additional executive officer, whose employment with the Company was terminated in 2008. In 2008, our named executive officers were Drs. Babich, LaFrance, Messrs. McCray, Wallroth and Wachholz as well as Mr. Barlow (our former Chairman and CEO) and Mr. Hamermesh (our former Vice President Commercial and Business Development). This Compensation Discussion and Analysis should be read in conjunction with the detailed tabular and narrative information regarding executive compensation in this Proxy Statement.

Objectives

We utilize a compensation package that combines cash and equity, fixed and performance-based payments and short- and long-term components in the proportions we believe are most appropriate to attract and retain talented senior management to lead our Company and motivate and reward our senior management for the achievement of annual and longer term business objectives. Our executive compensation program is intended to meet the following objectives:

•	Focus our senior management on the achievement of our annual and longer term performance goals and milestones by basing a significant portion of their compensation on company and individual performance.

•	We place a substantial portion of executive officers’ total compensation at risk based on the achievement of annual and longer term financial, research and development and operating objectives and results through the use of annual and long-term incentive compensation. For our named executive officers in 2008, target annual and actual long-term incentive compensation represented approximately 56% of their total compensation on average (annualized for officers whose employment was terminated in 2008). We believe this approach clearly links our executive officer team’s compensation to our results and each executive officer’s contribution to our success.

•	Align the interests of our executive officers with those of our shareholders through the use of equity compensation.

•	We grant equity awards to our executive officers that make up a significant portion of their total direct compensation. In 2008 we granted a combination of stock options with an exercise price equal to the fair market value (last traded price) on the grant date and restricted stock that vests in whole in four years, subject to acceleration upon achievement of certain predefined mid- and long-term goals and milestones to all named executive officers except Messrs. Wachholz and Hamermesh who were granted stock options only. We believe that significant weighting of long-term equity compensation in the total compensation package with a portion of the award subject to acceleration based on achievement of key goals and milestones creates alignment with our shareholders.

•	Foster a performance-oriented culture built on shared values, a collegial team-based approach and a commitment to achieving our business and scientific objectives.

•	Our compensation programs are intended to focus our executives’ actions on achieving the goals and milestones that will enable us to build a successful company that creates long-term shareholder value. We evaluate and reward our executive officers based on their contribution to the achievement of these short- and longer-term goals and objectives.

•	Provide competitive compensation opportunities that allow us to attract and retain the best talent to lead the company in a competitive market for executive talent.

•	We position our compensation at approximately mid-market for salary and target bonus and at approximately the 75th percentile for equity compensation. To the extent that we achieve or exceed our annual goals and create shareholder value, our total direct compensation can be positioned at or above the 75th percentile.

•	Respond to changes at our Company, within the industry and the competitive employment markets as we evolve the Company.

•	By necessity, we will continue to refine and adjust our compensation practices driven by our stage of development and growth as a company.

Administration of Our Executive Compensation Program

Our Compensation Committee approves, administers and interprets our executive compensation and benefit policies, including our equity incentive plans. Our Compensation Committee is appointed by our Board of Directors, and consists entirely of directors who are “outside directors” for purposes of Section 162(m) of the Internal Revenue Code and “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act. During 2008, our Compensation Committee was comprised of Messrs Frank, Stack and Sterling, and is chaired by Mr. Frank. As of January 1, 2009, the Board appointed a new Compensation Committee comprised of Drs. Greenstreet, Martin and Stylli and Messrs. Stack and Epstein. The committee is co-chaired by Dr. Greenstreet and Mr. Stack.

Our Compensation Committee reviews and makes recommendations to our Board to ensure that our executive compensation and benefit program is consistent with our compensation philosophy and corporate governance guidelines and is responsible for establishing the executive compensation packages offered to our named executive officers.

Our Compensation Committee has taken the following steps to ensure that our executive compensation and benefit program is both consistent with our compensation philosophy and meets our compensation objectives:

•	Engaged and directed W.T. Haigh & Company, Inc. as our independent executive compensation and benefits consultant to assess the competitiveness of our overall executive compensation program;

•	With the assistance of W.T. Haigh & Company, Inc., developed appropriate executive compensation structures based on targeting a competitive level of pay as measured against our peer group;

•	Maintained a practice of reviewing the performance and determining the total compensation earned, paid or awarded to our Chief Executive Officer;

•	Reviewed on an annual basis the performance of our other named executive officers and other key employees with assistance from our Chief Executive Officer, and determined what we believe to be appropriate total compensation based on competitive levels as measured against our peer group and consistent with the company’s and each executive’s performance; and

•	Maintained the practice of holding executive sessions (without management present) at every Compensation Committee meeting and communicating with other committee members and management informally throughout the year.

Process for Determining Executive Compensation

Throughout the year, the Compensation Committee meets in person or via telephone to establish, review and modify, as necessary, our compensation program, the compensation for our named executive officers, to review ongoing company and executive officer performance and to keep appraised of trends in compensation practices generally. While the Compensation Committee is ultimately responsible for making all compensation decisions affecting our named executive officers, our former CEO, Mr. Barlow, our current CEO, Dr. Babich and our new COO, Mr. Looney played an important role in the process underlying such decisions. Generally, after the end of our fiscal year, our named executive officers complete a self-assessment of their performance for the year. Our CEO and COO receive these self-assessments and prepare an overall review of company performance and their assessment of the executive officers’ performance, including their own, for the Compensation Committee.

Our CEO generally engages in active dialogue with the Compensation Committee regarding the evaluation of the Company’s performance as well as that of the executive officers. His recommendations for payouts of that year’s incentive cash bonus, if any, as well as recommendations for the coming year for long-term equity awards and base salary, are also discussed with the Compensation Committee prior to final compensation determinations. The Compensation Committee uses the CEO’s assessments and recommendations as part of its own assessment process to determine final compensation actions for the executive officers, including our CEO. The CEO does not participate in the portion of Compensation Committee meetings regarding the review of his own performance or the determination of the actual amounts of his compensation.

In February 2008, with the input of our former CEO, Mr. Barlow, the Compensation Committee reviewed salaries for the named executive officers and made adjustments retroactive to January 1, 2008 which are described in more detail below. At this time, the Committee reviewed equity grant forms and levels for named executive officers. Based on this review, the Committee approved the 2008 equity awards described below.

These awards were granted on the first Tuesday following the release of Form 10-Q for the first quarter, consistent with our Grant Policy that is described in more detail below.

The review of performance for 2008 was completed by the Compensation Committee prior to the end of the fiscal year. Given the economic crisis and economic conditions, it was determined that no cash incentive awards or increases to 2008 base salary levels would be made for our named executive officers or Vice Presidents in the Company. Based on these decisions at the end of 2008, the process used in early 2009 has differed from previous years.

The Compensation Committee is currently considering the forms and levels that may comprise the 2009 equity awards. Based on this review, equity awards, if any, will likely be made in May of 2009 in accordance with our Grant Policy based on a similar process used in 2008.

We and the Compensation Committee are currently reviewing all of our compensation programs, policies and processes. We expect all compensation actions and approval of the Company’s and executive officers’ annual performance goals to occur within the first 60 days of a new fiscal year. This approach allows the Compensation Committee to consider and approve all elements of executive compensation at the same time, set the year’s performance objectives early in the year and increases the administrative efficiencies and overall coherence of our compensation strategy.

Factors Considered to Determine Total Direct Compensation

In determining the primary elements of executive total direct compensation and the amounts that may be earned, the Compensation Committee considers the following:

Goal Setting.  Generally, beginning prior to each new fiscal year, each executive officer works with the CEO to develop individual performance goals for the upcoming fiscal year and to provide input on overall company goals for the fiscal year. The CEO then discusses the Company’s overall performance goals, each executive officer’s individual goals and his own individual performance goals with the Compensation Committee. The Compensation Committee reviews, modifies and ultimately approves the coming year’s performance objectives for the Company and the named executive officers.

Our Company’s Performance.  As noted above, our compensation program is designed to motivate our executives to achieve our short-term, long-term and strategic performance goals. These goals include key research, clinical, manufacturing, business development and financial objectives, among other thing. As described above, the Compensation Committee generally selects and approves the applicable corporate performance goals for the year during the first quarter.

In 2008, the corporate goals included:

•	Specific research, development and manufacturing milestones;

•	Financial and compliance goals;

•	Investor relations goals;

•	Commercialization and business development; and

•	Organization and staffing goals.

Executive Performance.  The following are criteria considered by the Compensation Committee to evaluate individual executive performance for 2008, not all of which are applicable to all executive officers:

•	Role in the research, development, acquisition, licensing and manufacture of key products and technology;

•	Participation in the achievement of certain research, development and manufacturing milestones;

•	Contribution to the management team and development and application of leadership skills;

•	Role in meeting our organization and staffing goals, including personnel recruitment, influence on employee retention and executing management development;

•	Involvement in accessing capital to fund our research, development, operations and other business activities; and

•	Responsibility for full compliance with all applicable financial, legal and regulatory requirements.

Market Benchmarks.  Our market for experienced management is highly competitive. We aim to attract and retain the most highly qualified executives to manage each of our business functions. In doing so, we aim to draw upon a pool of talent that is highly sought after by both large, established pharmaceutical and biotechnology companies in our geographic area and by other development stage life science companies. We believe that the executive compensation practices of our industry in general and of our select peer group in particular provide useful information to help us establish compensation practices that allow us to attract, retain and motivate a talented executive team and to provide them with competitive and fair compensation consistent with our performance. Accordingly, each year we review the total cash and equity compensation levels and the levels of the principal elements of our compensation structure — base salary, performance bonus and equity awards - for our named executive officers against comparable compensation paid within our peer group.

As described below, in considering how these data relate to our existing compensation structure, we take into account our relative company size, stage of development, performance and geographic location as compared to these peer companies, as well as what we know about the scope of responsibilities that executives are accountable for at these companies.

We believe we must offer a compensation package that is competitive within our peer group, yet fully aligned with our current stage of development and our annual and longer term performance. We believe that our total target cash and equity compensation levels should be positioned at approximately the 50th and 75th percentiles, respectively, of our peer group, with the opportunity to be positioned above this range for above target performance and conversely, may be positioned below this level when we do not fully achieve our objectives.

In 2008, Haigh & Company worked with our Compensation Committee to develop a select peer group of 24 companies based on, among other things, market capitalization, number of employees and stage of development. The Compensation Committee intends to review and modify this peer group annually, to ensure that the peer companies remain aligned with our stage of development and pertinent scope measures such as headcount and market capitalization. For 2008, the peer group consisted of the following 24 companies:

Allos Therapeutics
Altus Pharmaceuticals
AMAG Pharmaceuticals
Amicus Therapeutics
Ariad Pharmaceuticals
Arqule, Inc.
CombinatoRx, Inc.
Cytokinetics, Inc.
Dyax Corp.
Genomic Health, Inc.
Geron Corp.
Idenix Pharmaceuticals
ImmunoGen, Inc.
Indevus Pharmaceuticals
Infinity Pharmaceuticals
Maxygen, Inc.
Momenta Pharmaceuticals
Osiris Therapeutics
Pain Therapeutics
Penwest Pharmaceuticals
Poniard Pharmaceuticals
Progenics Pharmaceuticals
Sangamo Biosciences
Synta Pharmaceuticals

In 2008, Haigh & Company compiled executive compensation data for this peer group for use by the Compensation Committee as described above. We also use compensation data from national surveys such as the 2008 Radford Global Life Sciences Survey Executive Report to provide additional context to the peer group data.

Mix of Pay.  In setting total compensation, and in setting the amounts of each primary element of total direct compensation, our Compensation Committee does not rely on a specific target pay mix. Instead, the Compensation Committee is guided by the general principle that a material percentage of an executive’s total compensation should be “at risk” — that is, payable only upon achievement of performance objectives or, as is the case with stock option awards, with value dependent on the appreciation of our stock price — as the executive has increasing responsibility for and impact on Company performance results. Based on this principle, performance-based compensation, in the form of target cash bonus and equity awards, represented approximately 60% of the total direct compensation for our named executive officers in 2008 (on an annualized basis for executives whose employment was terminated during the year).

We believe this pay mix is reasonable in light of compensation practices of peer companies and therefore allows us to remain competitive in seeking and retaining top executive talent. We also believe this pay mix appropriately aligns the interests of our executives with those of our shareholders, by placing a substantial portion of their compensation at risk based on the Company’s performance and the market performance of our stock.

Assessment of 2008 Performance

Our business strategy is to become a leader in the discovery, development and commercialization of innovative and targeted radiotherapeutics and molecular imaging pharmaceuticals. We intend to build our product portfolio in each of these areas through our internal research and development efforts, our use of proprietary technologies and our acquisition or in-licensing of complimentary products and technologies. In order to enable these strategic initiatives to continue, we must continue to focus on effective financing strategies, which involve raising additional capital through the issuance of equity and debt instruments. We must also focus on continually strengthening our management and scientific teams, in order to provide the human resources necessary to carry out our business objectives.

In 2008, we continued to make significant progress in many important areas such as advancing our lead product candidates, advancing earlier stage assets and making significant changes and improvements to our leadership structure.

However, after careful consideration of the uncertain economic climate facing the company in 2009, the Compensation Committee determined that no bonuses would be paid to our executives level vice president and above, including our named executive officers.

Components of our Executive Total Direct Compensation Program and 2008 Compensation Actions

When we and the Compensation Committee consider executive total direct compensation, our focus is on our three primary direct compensation elements which consist of:

1. Base Salary	+	2. Annual Cash Performance Awards	+	3. Long-Term Equity Incentives	=	Total Direct Compensation

Base Salary.  Base salary is used to recognize the experience, skills, knowledge and responsibilities required of each executive officer, as well as competitive market conditions. For newly hired personnel, we considered the base salary of the individual at his or her prior employment, market salary levels for similar positions and the individuals experience and potential to take on roles of increasing responsibility. Base salaries for our senior executives are generally positioned between the 40th and 60th percentiles versus our peer group.

The base salary of our named executive group is reviewed on an annual basis and adjustments are made to reflect performance-based factors, as well as competitive conditions. Increases are considered within the context of our overall annual merit increase budget before more specific individual and market competitive factors are considered. We do not apply specific formulas to determine increases. Generally, executive salaries are adjusted effective January 1 of each year.

For 2008, the following salary actions were taken, effective January 1:

Executive	2007 Salary	2008 Salary	% Increase

John W. Babich, Ph.D.	$325,000	$341,000	4.9%
Donald E. Wallroth	$275,000	$280,800	2.1%
Norman D. LaFrance, M.D.	$325,000	$335,400	3.2%
James A. Wachholz	$275,000	$286,000	4.0%
David S. Barlow(1)	$400,000	$420,000	5.0%
John E. McCray(2)	$275,000	$300,000	9.1%
Joshua D. Hamermesh(3)	$275,000	$288,800	5.0%

(1)	Mr. Barlow’s employment with the Company was terminated in September 2008.

(2)	Mr. McCray’s employment with the Company was terminated in January 2009.

(3)	Mr. Hamermesh’s employment with the Company was terminated in October 2008.

Annual Cash Bonus.  Annual performance bonuses for our officers are based on the achievement of Company annual goals and objectives, departmental or functional area goals, as well as individual performance objectives. Awards under the program are based on a thorough quantitative and qualitative review of all the facts and circumstances related to Company, department/function and individual performance when determining each individual’s annual bonus as described in detail above. An individual may receive an award from zero to 150% of his or her target bonus based on the review of results. For 2008, the target bonuses for all our named executive officers, with the exception of Messrs. Wachholz and Hamermesh, were 50% of their base salaries. Messrs. Wachholz’s and Hamermesh’s 2008 target bonus levels were 30% of their base salaries. As discussed above, no bonuses were paid for 2008 performance.

Long-term Compensation.  In 2008 we granted a combination of stock options with an exercise price equal to the fair market value on the grant date and restricted stock that vests in whole in four years, subject to acceleration upon achievement of certain predefined mid- and long-term goals and milestones except Messrs. Wachholz and Hamermesh who were granted stock options only. Our option grants which comprised approximately 50% of the total grant value for those receiving both stock options and performance accelerated restricted stock and 100% of the grant value for other participants, are designed to align management’s performance objectives with the interests of our stockholders and to encourage our employees to act as owners of the Company. Additionally, stock options provide a means of ensuring the retention of our key executives and employees as the options vest over multi-year periods. The performance accelerated restricted stock is intended to make our executives focus on key performance milestones by providing for acceleration of portions of the award if these performance milestones are achieved. The award also promotes retention as the award vests in full after four years, absent earlier vesting based on performance.

In general, our equity awards are granted annually, and are subject to vesting based on the executive’s continued employment, attainment of performance objectives or a combination of both. Most options vest in four annual installments on the first four anniversaries of the date of the grant. As described above, the restricted stock awards granted in 2008 vest 100% on the fourth anniversary subject to earlier vesting based on achievement of preset milestones. In no case, can any portion of the performance accelerated restricted stock vest sooner than one year.

Initial stock option grants are made to executives and substantially all employees upon joining the Company. The size of the stock option grant is primarily based on competitive conditions applicable to the employee’s specific position. Options generally vest over a four-year period in equal annual installments. In certain cases, a portion of the stock options may only vest upon the successful completion of certain performance milestones.

Ultimately, awards to senior executives are driven by their sustained performance over time, their ability to impact our results that enhance stockholder value, their organization level, their potential to take on roles of increasing responsibility in our Company and competitive equity award levels for similar positions and organization levels in our peer companies. We expect our senior executives to hold a significant portion of their stock for the longer term.

During 2008, the Compensation Committee granted the following equity awards to our named executive officers as follows

		Fair Market
		Value and
		Exercise Price		Performance
		per Share on	Total Grant	Accelerated	Fair Market	Total Grant
	Stock	the Date of	Date $	Restricted	Value on the	Date $ Fair
Name	Options	Grant	Fair Value(1)	Stock	Date of Grant	Value

John W. Babich, Ph.D.	60,000	$6.80	$253,518	30,000	$7.78	$233,400
David S. Barlow(2)	100,000	$6.80	$422,530	50,000	$7.78	$389,000
John E. McCray(3)	50,000	$6.80	$211,265	25,000	$7.78	$194,500
Donald E. Wallroth	40,000	$6.80	$169,012	20,000	$7.78	$155,600
Norman D. LaFrance, M.D.	37,500	$6.80	$158,449	18,750	$7.78	$145,875
James A. Wachholz	16,500	$6.80	$69,717	—	—	—
Joshua D. Hamermesh(4)	18,750	$6.80	$79,224	—	—	—

(1)	Total grant date fair value of the stock options awarded determined under Statement of Financial Accounting Standards No. 123(R) (“SFAS No. 123(R)”). See “Grants of Plan-based Awards” below for more details.

(2)	Mr. Barlow’s employment with the Company was terminated in September 2008.

(3)	Mr. McCray’s employment with the Company was terminated in January 2009.

(4)	Mr. Hamermesh’s employment with the Company was terminated in October 2008.

Equity Grant Practices and Procedures.  Equity awards are approved during regularly scheduled Board meetings. These options will be priced, and be deemed granted as of, the first Tuesday after we release our financial results for the preceding fiscal quarter or fiscal year, with the option price being equal to the closing trading price of our stock on that day. This will ensure that the exercise price of our options will not be influenced by non-public information.

Components of Indirect Compensation

Our indirect compensation program consists of two forms:

•	benefits; and

•	severance/termination protection.

Benefits.  We provide the following benefits to our senior executives generally on the same basis as the benefits provided to all employees:

•	Health and dental insurance;

•	Life insurance;

•	Short-and long-term disability; and

•	401(k) plan.

These benefits are consistent with those offered by other companies and specifically with those companies with which we compete for employees. A detailed description of these benefits appears elsewhere in this Proxy Statement. In lieu of using our health insurance plan, Mr. Barlow received reimbursement described in further detail in the Summary Compensation Table below.

Severance Compensation & Termination Protection.  We have entered into employment agreements with our executive officers, including our Chief Executive Officer and all other named executive officers. These agreements are described in more detail elsewhere in the Proxy Statement under the caption “Potential Payments upon Termination or Change-in-Control”. These agreements provide for severance compensation to be paid if the executives are terminated under certain conditions, such as a change in control of the Company or a termination without cause by us, each as is defined in the agreements.

The employment agreements between our Company and our senior executives and the related severance compensation provisions are designed to meet the following objectives:

•	Change in Control: As part of our normal course of business, we engage in discussions with other biotechnology and pharmaceutical companies about possible collaborations, licensing and/or other ways in which the companies may work together to further our respective long-term objectives. In addition, many larger, established pharmaceutical companies consider companies at similar stages of development to ours as potential acquisition targets. In certain scenarios, the potential for merger or our acquisition may be in the best interests of our stockholders. We provide a component of severance compensation (i.e. the acceleration of vesting for any options not yet vested) if an executive is terminated as a result of a change of control transaction in order to promote the ability of our senior executives to act in the best interests of our stockholders even though they could be terminated as a result of the transaction.

•	Termination Without Cause: If we terminate the employment of a senior executive “without cause” or the executive resigns for “good reason”, each as defined in the applicable agreement, we are obligated to continue to pay the executive’s base salary for a one year period with the payment beginning six months after the executive’s termination and provide certain benefits during such one year period. Payments will be made in accordance with IRC Section 409(A). We believe this is appropriate because the terminated executive is bound by confidentiality and non-compete provisions covering one year after termination and because we and the executive have a mutually agreed-upon severance package that is in place prior to any termination event. This provides us with more flexibility to make a change in senior management if such a change is in our and our stockholders’ best interests.

These arrangements and actual and potential post-employment termination compensation payments are described in more detail in the section entitled “Potential Payments upon Termination or Change-in-Control” below.

In 2008, we recognized severance compensation to our former CEO, David Barlow, and our former VP of Business Development, Joshua Hamermesh. In January 2009, we recognized severance compensation to our former COO, John McCray. The payments for the severance compensation are described in more detail below.

Other Matters

Tax and Accounting Considerations.  U.S. federal income tax generally limits the tax deductibility of compensation we pay our CEO and certain other highly compensated executive officers to $1 million in the year the compensation becomes taxable to the executive officers. There is an exception to the limit on deductibility for performance-based compensation that meets certain requirements. Although deductibility of compensation is preferred, tax deductibility has not historically been a primary objective of our compensation programs. Rather, we seek to maintain flexibility in how we compensate our executive officers so as to meet a broader set of corporate goals and the needs of shareholders, and as such, may be limited in our ability to deduct amounts of compensation from time to time. We have also structured our executive compensation program with the intention that it comply with tax laws pertaining to certain types of deferred compensation. Accounting rules such as SFAS No. 123(R) require us to expense the cost of our stock option grants. Because of option expensing and the impact of dilution on our stockholders, we pay close attention to the type of awards we grant and the number and value of the shares underlying stock awards we grant.

Executive Compensation

Set forth below is information regarding compensation earned by or paid to the following of our principal executive officers (former and current), principal financial officer and three other most highly compensated executive officers for the Fiscal 2008. Disclosure for Mr. Hamermesh was provided as an additional executive officer for whom disclosure would have been provided had the executive officer been serving as an executive officer of the Company at the end of 2008. The identification of such named executive officers is determined based on the individual’s total compensation for the year ended December 31, 2008, as reported below in the Summary Compensation Table, and such executive officer’s functions.

(i) David S. Barlow, our former Chairman of the Board of Directors and former Chief Executive Officer;

(ii) John W. Babich, Ph.D., our Chief Executive Officer, President and Chief Scientific Officer;

(iii) John E. McCray, our former Chief Operating Officer;

(iv) Donald E. Wallroth, our Chief Financial Officer;

(v) Dr. Norman LaFrance, M.D., our Senior Vice President, Clinical Development and Chief Medical Officer;

(vi) James A. Wachholz, our Vice President, Regulatory Affairs and Quality Assurance; and

(vii) Joshua D. Hamermesh, our former Vice President, Commercial and Business Development.

SUMMARY COMPENSATION TABLE

The following table sets forth for our named executive officers: (i) the dollar value of base salary earned during 2008; (ii) the dollar value of cash bonuses paid in 2009 for services and performances rendered in 2008 under our performance bonus plan; (iii) all other compensation for 2008; and (iv) the dollar value of total compensation for 2008.

						Non-Equity
				Stock	Option	Incentive Plan	All Other
		Salary	Bonus	Awards	Awards	Compensation	Compensation		Total
Name and Principal Position	Year	($)	($)	($)(1)	($)(1)	($)	($)		($)

John W. Babich, Ph.D.	2008	$341,000	$—	$71,023	$158,786	$—	$—		$570,809
Chief Executive Officer, President & Chief Scientific Officer
David S. Barlow	2008	$315,000	$—	$—	$36,683	$—	$488,987	(4)	$840,670
Former Chief Executive Officer
John E. McCray(2)	2008	$300,000	$—	$59,185	$122,392	$—	$—		$481,577
Former Chief Operating Officer
Donald E. Wallroth	2008	$280,800	$—	$47,348	$338,214	$—	$—		$666,362
Chief Financial Officer
Norman D. LaFrance, M. D.	2008	$335,400	$—	$44,386	$223,830	$—	$38,890	(5)	$642,506
Senior Vice President, Clinical Development and Chief Medical Officer
James A. Wachholz	2008	$286,000	$—	$—	$28,269	$—	$—		$314,269
Vice President, Regulatory Affairs and Quality Assurance
Joshua D. Hamermesh(3)	2008	$232,604	$—	$—	$13,379	$—	$321,470	(4)	$567,453
Former VP Commercial and Business Development

(1)	Represents the proportionate amount of the total fair value of stock and option awards recognized by the Company as an expense for financial accounting purposes, disregarding for this purpose the estimated forfeitures related to service-based vesting conditions, for all stock and option awards held by the named executive officer as of the end of the year. The fair values of stock awards were determined on the grant date based on the last traded price of the Company’s stock on the Nasdaq Global Market. The fair values of option awards and the amounts expensed were determined using the Black-Scholes option pricing model in accordance with SFAS No. 123(R). In calculating the grant date fair value of option awards, we used the assumptions set forth in the notes to the consolidated financial statements described in our Annual Report on Form 10-K for the year ended December 31, 2008 excluding assumptions related to forfeitures except that the fair value of option awards for Mr. Barlow and Mr. Hamermesh reflect adjustments for the fair values of awards forfeited in 2008 due to terminations.

(2)	Mr. McCray’s employment was terminated by the Company in January 2009. Mr. McCray will be paid severance equal to one year of his current annual base salary of $300,000, payable in twelve (12) months beginning immediately after termination. Mr. McCray will also be entitled to a continuation of benefits for a period of twelve (12) months. The aggregate cost to the Company of these benefits is estimated to be approximately $9,582.

(3)	Mr. Hamermesh’s employment was terminated by the Company in October 2008.

(4)	For Mr. Barlow and Mr. Hamermesh, all other compensation consists primarily of $444,351 and $300,977, respectively, in severance payments pursuant to their employment agreements and payments of their remaining accrued vacation balances of $25,693 and $20,093, respectively. Further, Mr. Barlow was also reimbursed for health insurance premiums amounting to $18,943.

(5)	For Dr. LaFrance, all other compensation consists entirely of payments for relocation expenses.

GRANTS OF PLAN-BASED AWARDS

We maintain our executive officer performance bonus program, our 1997 Stock Option Plan and our 2006 Equity Incentive Plan pursuant to which grants may be made to our named executive officers. The following table sets forth information regarding all such incentive plan awards that were made to the named executive officers in 2008:

						All Other		All Other
						Stock		Option
			Estimated Future Payouts			Awards:		Awards:		Exercise
			Under			Number of		No. of		or Base	Grant Date
			Non-Equity Incentive Plan			Shares of		Securities		Price of	Fair Value
		Committee	Awards(2)			Stock or		Underlying		Option	of Stock
	Grant	Meeting	Threshold	Target	Maximum	Units		Options		Awards	and Option
Name	Date	Date(1)	($)	($)	($)	(#)(3)		(#)		($/Sh)	Awards ($)(4)

Dr. Babich	05/20/2008	02/28/2008	$—	$—	$—	30,000		—		$7.78	$233,400
	04/08/2008	02/28/2008	$—	$—	$—	—		60,000		$6.80	$253,518
Mr. Barlow	05/20/2008	02/28/2008	$—	$—	$—	50,000	(5)	—		$7.78	$389,000
(former Chief Executive Officer)(3)
	04/08/2008	02/28/2008	$—	$—	$—	—		100,000	(5)	$6.80	$422,530
Mr. McCray	05/20/2008	02/28/2008	$—	$—	$—	25,000	(6)	—		$7.78	$194,500
(former Chief Operating Officer)
	04/08/2008	02/28/2008	$—	$—	$—	—		50,000	(6)	$6.80	$211,265
Mr. Wallroth	05/20/2008	03/26/2008	$—	$—	$—	20,000		—		$7.78	$155,600
	04/08/2008	03/26/2008	$—	$—	$—	—		40,000		$6.80	$169,012
Dr. LaFrance	05/20/2008	03/26/2008	$—	$—	$—	18,750		—		$7.78	$145,875
	04/08/2008	03/26/2008	$—	$—	$—	—		37,500		$6.80	$158,449
Mr. Wachholz	04/08/2008	03/24/2008	$—	$—	$—	—		16,500		$6.80	$69,717
Mr. Hamermesh	04/08/2008	03/24/2008	$—	$—	$—	—		18,750	(7)	$6.80	$79,224

(1)	Compensation Committee meeting during which the pertinent grant was approved was different from the effective date of such grants.

(2)	No payments under the Non-Equity Incentive Plan Awards were made during 2008.

(3)	These awards are subject to Restricted Stock Agreements and were granted at a fair value of $7.78 per share, were subject to continuous employment by the Company until the applicable vesting date, and have performance accelerated vesting feature upon reaching defined milestones.

(4)	The stock option fair values reflect the grant date fair value using the Black-Scholes model. Assumptions used in the Black-Scholes model are as follows: For stock options awarded on 04/08/2008, the

Black-Scholes value was $4.2253 per share using a volatility of 65%, a risk-free rate of 2.99%, a dividend yield of 0% and an expected term of 6.25 years. For restricted stock awards granted on 05/20/2008, the grant date fair value was $7.78 per share, the last traded price on the Nasdaq Global Market.

(5)	Mr. Barlow ceased to be our Chief Executive Officer and Chairman of Board of Directors on September 25, 2008 and his employment was terminated as of September 30, 2008. These awards were forfeited, effective as of October 17, 2008, as a result of the termination of his employment.

(6)	The awards were forfeited on the termination of the employment of the named executive officer on January 30, 2009.

(7)	The awards were forfeited on the termination of the employment of the named executive officer on October 21, 2008.

OUTSTANDING EQUITY AWARDS AT YEAR-END

The following table sets forth information on outstanding option and stock awards held by the named executive officers as of December 31, 2008, including the number of shares underlying both exercisable and unexercisable portions of each stock option as well as the exercise price and expiration date of each outstanding option.

	Option Awards						Stock Awards
												Equity
											Equity	Incentive
											Incentive	Plan Awards:
				Equity							Plan Awards:	Market or
				Incentive					Market		No. of	Payout Value
				Plan Awards:			No. of		Value of		Unearned	of Unearned
				No. of			Shares or		Shares or		Shares, Units	Shares, Units
	No. of Securities			Securities			Units of		Units of		or Other	or Other
	Underlying			Underlying			Stock		Stock That		Rights That	Rights That
	Unexercised Options			Unexercised	Option	Option	That Have		Have Not		Have Not	Have Not
	(#)		(#)	Unearned	Exercise	Expiration	Not Vested		Vested		Vested	Vested
	Exercisable		Unexercisable	Options (#)	Price ($)	Date	(#)		($)		(#)	($)

Dr. Babich	224,299		—		$0.60	04/08/2013
	189,865		—		$0.60	12/09/2013
	47,917		35,416		$1.20	02/18/2015
	62,500		20,833		$4.80	05/09/2016
	—		60,000		$6.80	04/08/2018
	20,000		60,000		$11.36	11/13/2017	30,000		$129,000
Mr. Barlow (former Chief Executive Officer)	—		—	—	—	—		(1)		(1)	—	$—
Mr. McCray (former Chief Operating Officer)	21,046	(2)	—		$0.60	04/08/2013
	29,167	(2)	11,666		$1.20	02/18/2015
	42,125	(2)	16,208		$4.80	05/09/2016
	—		50,000		$6.80	04/08/2018
	15,000	(2)	45,000		$11.36	11/13/2017
							25,000	(2)	$107,500	(2)
Mr. Wallroth	—		40,000		$6.80	04/08/2018
	50,000		150,000		$6.92	08/21/2017	20,000		$86,000
Dr. LaFrance	—		37,500		$6.80	04/08/2018
	27,083		56,250		$11.36	05/22/2017	18,750		$80,625
Mr. Wachholz	31,250		10,416		$3.00	07/01/2015
	15,000		5,000		$4.80	05/09/2016
	—		16,500		$6.80	04/08/2018	—		—
Mr. Hamermesh	6,250	(3)	—		$3.00	07/01/2015
	10,000	(3)	—		$5.22	09/30/2016
	8,750	(3)	—		$14.00	01/03/2017	—		—

(1)	Mr. Barlow exercised all his exercisable shares prior to their expiration. None of Mr. Barlow’s stock awards and option awards granted in Fiscal 2007 and Fiscal 2008 were vested or exercisable upon the termination of his employment with the Company in September 2008.

(2)	As a result of the termination of Mr. McCray’s employment with the Company in January 2009, all unvested stock awards were forfeited in 2009. Mr. McCray’s exercisable options will expire on May 1, 2009, 90 days after his last date of employment with the Company.

(3)	In accordance with the terms of the Company’s Equity Incentive Plan under which the awards were granted, Mr. Hamermesh’s options expired on January 19, 2009, 90 days after his last date of employment with the Company.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth information regarding each exercise of stock options during 2008 for each of the named executive officers on an aggregated basis:

	Number of
	Shares	Value	Number of	Value
	Acquired on	Realized on	Shares Acquired	Realized on
Name	Exercise (#)	Exercise ($)(1)	on Vesting (#)(2)	Exercise ($)

Dr. Babich	—	—	—	—
Mr. Barlow (former Chief Executive Officer)	14,583	$48,561
	20,666	$(5,580)
	46,000	$(12,420)	—	—
Mr. McCray (former Chief Operating Officer)	—	—	—	—
Mr. Wallroth	—	—	—	—
Dr. LaFrance	—	—	—	—
Mr. Wachholz	—	—	—	—
	8,334	$30,419
Mr. Hamermesh	4,166	$15,706	—	—

(1)	Computed by determining the difference between the market prices of our common stock upon exercise and the exercise prices of the exercised options.

(2)	No Restricted Stock awards were vested during 2008.

Potential Payments upon Termination or Change-in-Control

John Babich.  On January 1, 2003, we entered into an employment agreement with John Babich, our Chief Executive Officer, President and Chief Scientific Officer, which agreement was amended on November 14, 2005. Either we or Dr. Babich may terminate the employment agreement at any time, with or without cause. However, if we terminate Dr. Babich’s employment without cause or he voluntarily resigns for good reason, then he will be entitled to severance compensation of one year’s base salary for the 12-month period beginning six months following the date of termination and continuation of any benefits, including health insurance, for the 12-month period. We estimate the severance payments and benefits upon such termination to be in the aggregate amount of $354,107 based on his current base salary. For purposes of the agreement, good reason means the reduction of Dr. Babich’s salary or insurance benefits without his consent, a significant change in Dr. Babich’s title, responsibilities and/or duties which constitutes a demotion or the relocation of his principal place of employment by more than 50 miles. The agreement further provides that during the time of his employment and ending one year from the termination of the agreement, he may not solicit customers and will not engage in or own any business that is competitive with us. In connection with his employment, on April 8, 2003, Dr. Babich was granted incentive stock options to purchase up to 304,300 shares of our common stock at an exercise price of $0.60 per share. These options, which are now completely vested, vested over a four-year period with 20% vesting on the date of grant and 5% vesting with the close of each three-month period thereafter subject to Dr. Babich’s continued employment with us. We also granted Dr. Babich options to purchase 83,333 and 83,333 shares of common stock at a purchase price of $1.20 and $4.80, respectively per share. The options were granted as of February 18, 2005 and May 9, 2006, respectively, under the 1997 Stock Option Plan. A portion of the options vest in four equal annual installments on the first four anniversaries of the date of grant and a portion have an accelerated vesting feature upon reaching defined milestones. The vesting of the aforementioned options granted under the 1997 Stock Option Plan accelerates in full upon a change in control of our Company. On November 13, 2007, under the 2006 Equity Incentive Plan, Dr. Babich was granted a non-qualified stock option to purchase 80,000 shares of common stock at a price of $11.36 per share. The option vests in four equal annual installments on the first four anniversaries of the date of grant, subject to continuous employment with us. On April 8, 2008, under the 2006 Equity Incentive Plan, Dr. Babich was granted a non-qualified stock option to purchase 60,000 shares of common stock at a price of $6.80 per share. The option vests in four equal annual installments on the first four anniversaries of the date of grant, subject to continuous employment with us. On May 20, 2008, Dr. Babich was issued 30,000 shares of restricted common stock for a purchase price of $0.01 per share. The shares of restricted stock will vest on the fourth anniversary of the grant date, subject to accelerated vesting upon accomplishment of certain performance goals/milestones, assuming continuous employment with our Company (or an affiliate of our Company) until the applicable vesting date. The vesting of the aforementioned options and shares of restricted stock granted under the 2006 Equity Incentive Plan accelerates upon a change in control of our Company so that these options and shares of restricted stock are vested immediately prior to the closing of a change in control of our Company if the successor or purchaser in the change in control transaction does not assume the awards or issue replacement awards.

Donald E. Wallroth.  On August 13, 2007, we entered into an employment agreement with Donald E. Wallroth, our Chief Financial Officer. Either we or Mr. Wallroth may terminate the employment agreement at any time, with or without cause. However, if we terminate Mr. Wallroth’s employment without cause or he voluntarily resigns for good reason, he will be entitled to severance compensation of one year’s base salary for the 12-month period beginning six months following the date of termination and continuation of any benefits, including health insurance, for the 12-month period. We estimate the severance payments and benefits upon such termination to be in the aggregate amount of $293,907 based on his current base salary. For purposes of the agreement, good reason means the reduction of Mr. Wallroth’s salary or insurance benefits without his consent, a significant change in Mr. Wallroth’s title, responsibilities and/or duties which constitutes a demotion or the relocation of his principal place of employment by more than 50 miles. Under the terms of the agreement, Mr. Wallroth was entitled to an initial base salary of $274,992 per year. The agreement further provides that during the time of his employment and ending one year from the termination of the agreement, he may not solicit customers and will not engage in or own any business that is competitive with us. In connection with his employment, Mr. Wallroth was granted a non-qualified stock option to purchase up to 200,000 shares of our common stock at an exercise price of $6.92 per share under the 2006 Equity Incentive Plan. A portion of these options vest in four equal annual installments, beginning on August 21, 2008 and a portion will vest upon reaching defined milestones, subject to continuous employment with us. On April 8, 2008, under the 2006 Equity Incentive Plan, Mr. Wallroth was granted a non-qualified stock option to purchase 40,000 shares of common stock at a price of $6.80 per share. The option vests in four equal annual installments on the first four anniversaries of the date of grant, subject to continuous employment with us. On May 20, 2008, Mr. Wallroth was issued 20,000 shares of restricted common stock for a purchase price of $0.01 per share. The shares of restricted stock will vest on the fourth anniversary of the grant date, subject to accelerated vesting upon accomplishment of certain performance goals/milestones, assuming continuous employment with our Company (or an affiliate of our Company) until the applicable vesting date. The vesting of all the aforementioned options and shares of restricted stock accelerates upon a change in control of our Company so that all of these options and shares of restricted stock are vested immediately prior to the closing of a change in control of our Company if the successor or purchaser in the change in control transaction does not assume the awards or issue replacement awards.

Norman LaFrance.  On April 18, 2007, we entered into an employment agreement with Norman LaFrance, our Senior Vice President, Clinical Development and Chief Medical Officer. Either we or Dr. LaFrance may terminate the employment agreement at any time, with or without cause. However, if we terminate Dr. LaFrance’s employment without cause or he voluntarily resigns for good reason, he will be entitled to severance compensation of one year’s base salary for the 12-month period beginning from the date of termination and continuation of any benefits, including health insurance, for the 12-month period. We estimate the severance payments and benefits upon such termination to be in the aggregate amount of

$344,982 based on his current base salary. For purposes of the agreement, good reason means the reduction of Dr. LaFrance’s salary or insurance benefits without his consent, a significant change in Dr. LaFrance’s title, responsibilities and/or duties which constitutes a demotion or the relocation of his principal place of employment by more than 50 miles. Under the terms of the agreement, Dr. LaFrance was entitled to an initial base salary of $325,000 per year. The agreement further provides that during the time of his employment and ending one year from the termination of the agreement, he may not solicit customers and will not engage in or own any business that is competitive with us. In connection with his employment, Dr. LaFrance was granted a non-qualified stock option to purchase up to 100,000 shares of our common stock at an exercise price of $11.36 per share under the 2006 Equity Incentive Plan. A portion of these options vest in four equal installments on the anniversary of Dr. LaFrance’s date of hire and a portion will vest upon reaching defined milestones, subject to continuous employment with us. On April 8, 2008, under the 2006 Equity Incentive Plan, Dr. LaFrance was granted a non-qualified stock option to purchase 37,500 shares of common stock at a price of $6.80 per share. The option vests in four equal annual installments on the first four anniversaries of the date of grant, subject to continuous employment with us. On May 20, 2008, Dr. LaFrance was issued 18,750 shares of restricted common stock for a purchase price of $0.01 per share. The shares of restricted stock will vest on the fourth anniversary of the grant date, subject to accelerated vesting upon accomplishment of certain performance goals/milestones, assuming continuous employment with our Company (or an affiliate of our Company) until the applicable vesting date. The vesting of all the aforementioned options and shares of restricted stock accelerates upon a change in control of our Company so that all of these options and shares of restricted stock are vested immediately prior to the closing of a change in control of our Company if the successor or purchaser in the change in control transaction does not assume the awards or issue replacement awards.

James A. Wachholz.  On June 23, 2005, we entered into an employment agreement with James A. Wachholz, our Vice President, Regulatory Affairs and Quality Assurance. Either we or Mr. Wachholz may terminate the employment agreement at any time, with or without cause. However, if we terminate Mr. Wachholz’s employment without cause or he voluntarily resigns for good reason, he will be entitled to severance compensation of one year’s base salary for the 12-month period beginning immediately after the date of termination and continuation of any benefits, including health insurance, for the 12-month period. We estimate the severance payments and benefits upon such termination to be in the aggregate amount of $299,107 based on his current base salary. For purposes of the agreement, good reason means the reduction of Mr. Wachholz’s salary or insurance benefits without his consent, a significant change in Mr. Wachholz’s title, responsibilities and/or duties which constitutes a demotion or the relocation of his principal place of employment by more than 50 miles. Under the terms of the agreement, Mr. Wachholz was entitled to an initial base salary of $225,000 per year. The agreement further provides that during the time of his employment and ending one year from the termination of the agreement, he may not solicit customers and will not engage in or own any business that is competitive with us. In connection with his employment, on July 1, 2005, Mr. Wachholz was granted incentive stock options to purchase up to 41,666 shares of our common stock at an exercise price of $3.00 per share under the 1997 Stock Option Plan. These options shall vest over a four-year period and will be fully vested on May 17, 2009, assuming continuous employment with us. On May 9, 2006, under the 1997 Stock Option Plan, Mr. Wachholz was granted an incentive stock option plan to purchase 20,000 shares of common stock at a price of $4.80 per share. On April 8, 2008, under the 2006 Equity Incentive Plan, Mr. Wachholz was granted a non-qualified stock option to purchase 16,500 shares of common stock at a price of $6.80 per share. The options granted in 2006 and 2008 vest in four equal annual installments on the first four anniversaries of the date of grant, subject to continuous employment with us. The vesting of the aforementioned options granted under the 1997 Stock Option Plan accelerates in full upon a change in control of our Company. The vesting of the aforementioned options granted under the 2006 Equity Incentive Plan accelerates upon a change in control of our Company so that all of these options and shares of restricted stock are vested immediately prior to the closing of a change in control of our Company if the successor or purchaser in the change in control transaction does not assume the awards or issue replacement awards.

Former Executives:

David S. Barlow.  Mr. Barlow ceased to serve as our Chief Executive Officer and Chairman of the Board as of September 25, 2008, terminated his employment with our Company as of September 30, 2008, and resigned from our Board of Directors as of December 30, 2008. On February 7, 2003, we entered into an employment agreement with David S. Barlow, our former Chairman of our Board of Directors and our former Chief Executive Officer, which agreement was amended on November 14, 2005. Either we or Mr. Barlow may terminate the employment agreement at any time, with or without cause. However, if we terminate Mr. Barlow’s employment without cause or he voluntarily resigns for good reason, then he will be entitled to severance compensation of one year’s base salary for the 12-month period beginning six months following the date of termination and continuation of any benefits, including health insurance, for the 12-month period. Such severance payments and benefits upon his termination in September 2008 amounted to an aggregate of $444,351. For purposes of the agreement, good reason means the reduction of Mr. Barlow’s salary or insurance benefits without his consent, a significant change in Mr. Barlow’s title, responsibilities and/or duties which constitutes a demotion or the relocation of his principal place of employment by more than 50 miles. The agreement further provides that during the time of his employment and ending one year from the termination of the agreement, he may not solicit customers and will not engage in or own any business that is competitive with us.

John McCray.  Mr. McCray ceased to serve as our Chief Operating Officer as of January 30, 2009. On March 3, 2003, we had entered into an employment agreement with John McCray, which agreement was amended on November 14, 2005. Pursuant to the employment agreement, either we or Mr. McCray could terminate the employment agreement at any time, with or without cause. However, according to the terms of the agreement, he will be entitled to severance compensation of one year’s base salary for the 12-month period beginning immediately after the date of termination and continuation of any benefits, including health insurance, for the 12-month period. Such severance payments and benefits were determined to be in the aggregate amount of $309,582. For purposes of the agreement, good reason means the reduction of Mr. McCray’s salary or insurance benefits without his consent, a significant change in Mr. McCray’s title, responsibilities and/or duties which constitutes a demotion or the relocation of his principal place of employment by more than 50 miles. The agreement further provides that during the time of his employment and ending one year from the termination of the agreement, he may not solicit customers and will not engage in or own any business that is competitive with us.

Joshua D. Hamermesh.  Mr. Hamermesh ceased to serve as our Vice President Commercial and Business Development as of October 21, 2008. On April 20, 2005, we had entered into an employment agreement with Mr. Hamermesh pursuant to the terms of which, either we or Mr. Hamermesh, could terminate the employment agreement at any time, with or without cause. However, according to the terms of the agreement, he will be entitled to severance compensation of one year’s base salary for the 12-month period beginning immediately after the date of termination and continuation of any benefits, including health insurance, for the 12-month period. Such severance payments and benefits upon his termination amounted to an aggregate of $300,977. For purposes of the agreement, good reason means the reduction of Mr. Hamermesh’s salary or insurance benefits without his consent, a significant change in Mr. Hamermesh’s title, responsibilities and/or duties which constitutes a demotion or the relocation of his principal place of employment by more than 50 miles. The agreement further provides that during the time of his employment and ending one year from the termination of the agreement, he may not solicit customers and will not engage in or own any business that is competitive with us.

Director Compensation

The following table sets forth information regarding the compensation received by each of our non-employee directors for services as members of our Board of Directors or any committee of our Board of Directors during the year ended December 31, 2008.

	Fees Earned
	or Paid	Option		All Other
	in Cash	Awards		Compensation	Total
Name	($)	($)(1)		($)	($)

David S. Barlow (former director)	$2,000	$—		$—	$2,000
Anthony F. Martin, Ph.D.(2)	$13,900	$37,550	(3)	$—	$51,450
David R. Epstein(2)	$11,900	$37,550	(4)	$—	$49,450
Daniel Frank	$91,000	$153,386	(5)	$—	$244,386
Scott Gottlieb, M.D.	$54,000	$67,003	(6)	$—	$121,003
Yvonne Greenstreet, M.D.(2)	$13,400	$37,550	(7)	$—	$50,950
Joseph M. Limber(2)	$14,400	$37,550	(8)	$—	$51,950
David M. Stack	$56,500	$154,327	(9)	$—	$210,827
Lionel Sterling	$75,500	$92,747	(10)	$—	$168,247
Harry Stylli, Ph.D.	$54,500	$153,367	(11)	$—	$207,867

(1)	Represents the proportionate amount of the total fair value of option awards recognized by the Company as an expense for financial accounting purposes, disregarding for this purpose the estimated forfeitures related to service-based vesting conditions, for all option awards held by the named director as of the end of the year. The fair values of option awards granted in 2008 and the amounts expensed were determined using the Black-Scholes option pricing model in accordance with SFAS No. 123(R). Assumptions used in the Black-Scholes model are as follows: For stock options awarded on 05/13/2008 to Dr. Stylli, Messrs. Sterling, Frank and Stack, the Black-Scholes fair value was $5.13 per share using a volatility of 65%, a risk-free rate of 3.35%, a dividend yield of 0% and an expected term of 6.25 years. Dr. Stylli, Messrs. Sterling, Frank and Stack were each awarded 25,000 options on 05/13/2008 with an aggregate fair value of $128,250. For stock options awarded on 09/22/2008 to Drs. Greenstreet and Martin, and Messrs Limber and Epstein, the Black-Scholes fair value was $5.48 per share using a volatility of 72%, a risk-free rate of 3.31%, a dividend yield of 0% and an expected term of 6.25 years. Dr. Greenstreet and Martin, and Messrs. Limber and Epstein were each awarded 25,000 options on 09/22/2008 with an aggregate fair value of $137,058. Dr. Gottlieb was not awarded any stock options in 2008.

(2)	The named directors became members of our Board of Directors in September 2008.

(3)	As of December 31, 2008 Dr. Martin held outstanding options to purchase on aggregate of 25,000 shares of our common stock.

(4)	As of December 31, 2008 Mr. Epstein held outstanding options to purchase on aggregate of 25,000 shares of our common stock.

(5)	As of December 31, 2008 Mr. Frank held outstanding options to purchase on aggregate of 54,166 shares of our common stock.

(6)	As of December 31, 2008 Dr. Gottlieb held outstanding options to purchase on aggregate of 25,000 shares of our common stock.

(7)	As of December 31, 2008 Dr. Greenstreet held outstanding options to purchase on aggregate of 25,000 shares of our common stock.

(8)	As of December 31, 2008 Mr. Limber held outstanding options to purchase on aggregate of 25,000 shares of our common stock.

(9)	As of December 31, 2008 Mr. Stack held outstanding options to purchase on aggregate of 58,333 shares of our common stock.

(10)	As of December 31, 2008 Mr. Sterling held outstanding options to purchase on aggregate of 58,333 shares of our common stock.

(11)	As of December 31, 2008 Dr. Stylli held outstanding options to purchase on aggregate of 58,333 shares of our common stock.

All non-employee directors receive $36,000 per year, payable quarterly, as a retainer fee for service on our Board of Directors and its committees. The non-employee directors also receive a fee of $2,000 for each meeting of the Board of Directors attended in person, $1,000 for each meeting of the Board of Directors attended via teleconference, and $500 for each committee meeting attended either in-person or via teleconference. The lead independent director also receives an annual fee of $12,000. The chairman of the Audit Committee receives an additional $12,000 per year and the chairman of each other committee of the Board of Directors receives an additional $8,000 per year. Under our policy, in general upon initial election to the Board of Directors and for each of subsequent years in which such non-employee director serves as a director of our company, a non-employee director will receive an automatic stock option grant to purchase 25,000 shares of our common stock. Each such option will have a term of ten years, an exercise price equal to the fair market value as of the date of grant and will vest at the end of one year from the date of grant. A non-employee director will be entitled to similar automatic option grants upon reelection to the Board of Directors and for each of subsequent years in which such non-employee director serves as a director of our company. No director who is an employee will receive separate compensation for services rendered as a director.

Benefits Plans

1997 Stock Option Plan

Our Board of Directors and stockholders adopted the 1997 Stock Option Plan, or 1997 Plan, on January 9, 1997. The 1997 Plan provides for grants of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, to our employees and for grants of non-qualified stock options to our employees, consultants and directors. The 1997 Plan was adopted to facilitate the retention of current employees, consultants and directors as well as to secure and retain the services of new employees, consultants and directors, and to provide incentive for such persons to exert maximum efforts to promote our financial success.

The 1997 Plan is administered by our Board of Directors unless the Board of Directors delegates the administration to its Compensation Committee. The administrator has the power to administer and interpret the 1997 Plan, including determining the terms of the options granted, the exercise price, the number of shares subject to the option and the vesting of the options thereof. The administrator of the 1997 Plan establishes the option exercise price. In the case of an incentive stock option, the exercise price must be at least the fair market value of a share of the stock on the date of the grant or, in the case of all options, 110% of fair market value with respect to optionees who own at least 10% of all classes of stock. Fair market value is determined in good faith by our Board of Directors, or the Compensation Committee if so empowered, and in a manner consistent with the Internal Revenue Code in the case of incentive stock options.

Options granted under the 1997 Plan are generally not transferable by the optionee except by will or the laws of descent and distribution, and each option is exercisable, during the lifetime of the optionee, only by the optionee. In the case of an incentive stock option granted to an employee, the option must be exercised within three months following the date of the optionee’s employment other than for death or disability (or before the termination, in the case of a termination for cause), or 12 months following the optionee’s termination by disability or death. However, in no event may an option be exercised later than the earlier of the expiration of the term of the option or ten years from the date of the grant of the option or, where an optionee owns stock representing more than 10% of the voting power, five years from the date of the grant of the option in the case of incentive stock options.

Any incentive stock options granted to an optionee which, when combined with all other incentive stock options becoming exercisable for the first time in any calendar year that are held by that person, would have an aggregate fair market value in excess of $100,000 shall automatically be treated as non-qualified stock options.

The 1997 Plan provides that it may be amended, modified, suspended or terminated by our Board of Directors, or the Compensation Committee if so empowered, at any time; provided, however, that without the approval of the stockholders, there shall be (a) no increase in the total number of shares of stock covered by the 1997 Plan, (b) no change in the class of persons eligible to receive incentive stock options and (c) no extension of the period during which incentive stock options may be granted beyond the date which is ten years following the date the 1997 Plan was adopted. In any event, no such amendment, modification, suspension or termination may adversely affect the terms of any individual option previously granted without the consent of the affected optionee. During a May 9, 2006 Board of Directors’ meeting, our Board voted to amend the 1997 Plan by increasing the reserved shares by 666,667. On August 31, 2006 our Stockholders approved this amendment. Accordingly, we have reserved an aggregate of 2,833,333 shares of common stock for issuance under the 1997 Plan.

The 1997 Plan terminated on January 9, 2007.  Our Board of Directors and stockholders have adopted the Amended and Restated 2006 Equity Incentive Plan. As a result, the authority to grant incentive stock options under the 1997 Plan terminated, although the termination did not affect any options outstanding on the termination date and all such options will continue to remain outstanding and be governed by the 1997 Plan.

As of December 31, 2008, we had options to purchase 1,371,841 shares of our common stock outstanding under our 1997 Plan and exercisable at a weighted average price of $3.384 per share. As of December 31, 2008, 1,031,397 shares of our common stock had been issued upon exercise of options under the 1997 Stock Option Plan.

2006 Equity Incentive Plan

Our Board of Directors and stockholders adopted the 2006 Equity Incentive Plan on November 16, 2005 and April 18, 2006, respectively, and adopted the Amended and Restated 2006 Equity Incentive Plan on August 17, 2006 and August 31, 2006, respectively. The Amended and Restated 2006 Equity Incentive Plan, or 2006 Plan, amends the 2006 Equity Incentive Plan. The 2006 Plan provides for (i) grants of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or the Code, to our employees and (ii) grants of non-qualified stock options, performance shares, performance units, restricted stock units, restricted shares and other stock-based awards to our employees, consultants, officers, advisors and directors. The 2006 Plan is intended to facilitate the retention of current employees, consultants, officers, advisors and directors as well as to secure and retain the services of new employees, consultants, officers, advisors and directors, and to provide incentive for such persons to exert maximum efforts to promote the financial success and progress of our company. A total of 2.3 million shares of our Common Stock may be granted under the 2006 Plan. Beginning 2008, the number of shares reserved for issuance under the 2006 Plan will be automatically increased on January 1 of each year by a number of shares equal to 4% of our common stock outstanding on the day before, December 31, but in no event can we issue more than 2.3 million shares pursuant to the exercise of incentive stock options. The 2006 Plan includes annual limits on the number of awards that may be granted to each plan participant. Additionally, the number of shares of restricted or unrestricted stock we can award under the 2006 Plan is limited to 40% of the shares reserved for issuance under the 2006 Plan.

The 2006 Plan is administered by the Compensation Committee pursuant to a delegation of authority from our Board of Directors. The Compensation Committee, as the administrator of the 2006 Plan, has the power to administer and interpret the 2006 Plan, including determining the terms of the options and other stock-based awards, the exercise or purchase price for such options or awards, the number of shares subject to the option or award and any vesting provisions. Options are also subject to further restrictions imposed by the Code. The exercise price of all options must be at least the fair market value of a share of Common Stock on the date of the grant, or in the case of incentive stock options, 110% of fair market value with respect to optionees who own at least 10% of all classes of the Company’s stock. Any incentive stock options granted to an optionee which, when combined with all other incentive stock options becoming exercisable for the first time in any calendar year that are held by that person, would have an aggregate fair market value in excess of $100,000 shall automatically be treated as non-qualified stock options. The fair market value is determined as set forth in the 2006 Plan which generally establishes fair market value in relation to the last traded price or, if the shares are not traded on an exchange, as determined in good faith by the Compensation Committee and in a manner consistent with the Code. The 2006 Plan does not permit repricing of any options or stock appreciation rights that have been issued.

Options and other stock-based awards granted under the 2006 Plan are generally not transferable by the optionee except by will or the laws of descent and distribution, and each option or award is exercisable, during the lifetime of the option or award recipient and only by such recipient. In the case of an incentive stock option granted to an employee, the option must be exercised within three months following the date of the optionee’s employment other than for death or disability (or before the termination, in the case of a termination for cause), or 12 months following the optionee’s termination by disability or death. However, in no event may an option be exercised later than the earlier of the expiration of the term of the option or ten years from the date of the grant of the option or, where an optionee owns stock representing more than 10% of the voting power, five years from the date of the grant of the option in the case of incentive stock options.

The 2006 Plan also provides for the automatic grants of non-qualified stock options to non-employee directors, in a manner consistent with the rules and regulations under the Securities Act of 1933, as amended. Generally, non-employee directors will receive an option grant for 25,000 shares on the day following the annual meeting of stockholders in the first year such non-employee director becomes a member of the Board and on the day following the annual meeting of stockholders in each subsequent year such non-employee director serves as a member of the Board. The exercise price per share for all options granted to non-employee directors shall be the fair market value of the common stock based on the market price of the Company’s common stock on the date of grant. All options are vested and exercisable as of the first anniversary of the date of grant. Options are granted and are exercisable only while the non-employee director is serving as a director of the Company or within 90 days after the optionee ceases to serve as a director (including as a result of death, disability or retirement).

The 2006 Plan allows for the grant of stock appreciation rights. A stock appreciation right gives a participant the right to receive the appreciation in the fair market value of our common stock between the date of grant of the award and the date of its exercise. We may pay the appreciation either in cash or in shares of our common stock. The Compensation Committee may grant stock appreciation rights under the 2006 Plan in tandem with a related stock option or as a freestanding award. A tandem stock appreciation right is generally exercisable only at the time and to the same extent that the related option is exercisable, and its exercise causes the related option to be canceled.

The Compensation Committee may grant restricted stock awards under the 2006 Plan either in the form of a stock purchase right, giving a participant an immediate right to purchase our common stock, or in the form of a stock bonus, for which the participant furnishes consideration in the form of services to us. The Compensation Committee determines the purchase price payable under stock purchase awards, which may be less than the then current fair market value of our common stock. Restricted stock awards may be subject to vesting conditions based on such service or performance goals similar to those described below in connection with performance shares and performance units as the Compensation Committee specifies, and the shares acquired may not be transferred by the participant until vested.

Restricted stock units granted under the 2006 Plan represent a right to receive shares of our common stock at a future date determined in accordance with the participant’s award agreement. The Compensation Committee, in its discretion, may provide for settlement of any restricted stock unit by payment to the participant in shares, or in cash of an amount equal to the fair market value on the payment date of the shares of stock issuable to the participant. No monetary payment is required for receipt of restricted stock units or the shares issued in settlement of the award, the consideration for which is furnished in the form of the participant’s services to us. The Compensation Committee may grant restricted stock unit awards subject to the attainment of performance goals similar to those described below in connection with performance shares and performance units, or may make the awards subject to vesting conditions based on service.

The Compensation Committee may grant performance shares and performance units under the 2006 Plan, which are awards that will result in a payment to a participant only if specified performance goals are achieved during a specified performance period. Performance share awards are denominated in shares of our common stock, while performance unit awards are denominated in dollars and may relate to the fair market value of one or more shares of our common stock. In granting a performance share or unit award, the Compensation Committee establishes the applicable performance goals based on one or more measures of business performance enumerated in the 2006 Plan, such as earnings per share, earnings, earnings growth, return on average equity or average assets, revenue, net operating profit, cash flow, market share or other performance goals described in the 2006 Plan. To the extent earned, performance share and unit awards may be settled in cash, shares of our common stock or any combination of these.

The 2006 Plan may be amended, modified, suspended or terminated by our Board of Directors, or the Compensation Committee if so empowered, at any time; provided, however, that stockholder approval is needed for any change in the 2006 Plan for certain matters set forth in the Code including (a) an increase in the total number of shares of stock covered by the 2006 Plan, (b) a change in the class of persons eligible to receive incentive stock options and (c) an extension of the period during which incentive stock options may be granted beyond the date which is ten years following the date the 2006 Plan was adopted. However, no such amendment, modification, suspension or termination may adversely affect the terms of any individual option previously granted without the consent of the affected optionee. Unless terminated sooner, the authority to grant incentive stock options under the 2006 Plan will terminate automatically on the date of our annual meeting of stockholders that will be held in 2011.

As of December 31, 2008, we had options to purchase 1,823,229 shares of our common stock outstanding under our 2006 Plan and exercisable at a weighted average price of $7.818 per share. As of December 31, 2008, no shares of our common stock had been issued upon exercise of options under the 2006 Equity Incentive Plan. As of December 31, 2008, 93,750 shares of our common stock were awarded as restricted stock under our 2006 Plan and outstanding, none of which had vested as of December 31, 2008.

401(k) Savings Plan

Effective January 1, 2001, we adopted a tax-qualified employee savings and retirement plan, or 401(k) plan, which covers all of our employees. Pursuant to our 401(k) plan, participants may elect to reduce their current compensation, on a pre-tax basis, by any percentage the participant elects, up to statutorily prescribed annual limit, and have the amount of the reduction contributed to the 401(k) plan. The 401(k) plan also permits us, in our sole discretion, to make employer matching contributions equal to a specified percentage (as we determine) of the amount a participant has elected to contribute to the plan, and/or employer profit-sharing contributions equal to a specified percentage (as we determine) of an employee’s compensation. We do not currently make employer contributions to the 401(k) plan, but may determine to do so in the future.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed with management the above “Compensation Discussion and Analysis” section. Based on this review and our discussions with management, we recommended to the Board of Directors that the Compensation Discussion and Analysis be incorporated by reference in our Annual Report on Form 10-K and included in this Proxy Statement.

THE COMPENSATION COMMITTEE

David R. Epstein
Yvonne Greenstreet, M.D.
Anthony F. Martin, Ph.D.
David M. Stack
Harry Stylli, Ph.D.

April 9, 2009

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No interlocking relationship exists, or in the Fiscal 2008 existed, between any member of our Compensation Committee or any director or executive officer of our company and any director or executive officer of any other company or any member of that company’s Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Relationship with Peter Barlow and Foley & Lardner LLP

The law firm of Foley & Lardner LLP provides legal services for us. Peter Barlow is a partner at Foley & Lardner LLP and is the brother of David Barlow, our former Chairman of the Board, Chief Executive Officer and Director. David Barlow ceased to serve as our Chief Executive Officer and Chairman of the Board effective September 25, 2008 and resigned from our Board of Directors effective December 30, 2008. David Barlow currently is neither an executive officer nor a Director of the Company. From January 1, 2008 through February 28, 2009, Foley & Lardner LLP has billed us an aggregate of $3,500,982.

Relationship with David R. Epstein and Novartis AG

We in-licensed Onalta, one of our two lead radiotherapeutic product candidates, from Novartis AG. David R. Epstein, a member of our Board of Directors, is currently President and Chief Executive Officer of Novartis Oncology, a subsidiary of Novartis AG. He is also currently a member of Novartis AG’s Pharma Committee and Pharmaceutical Executive Committee. No amounts were incurred or paid to Novartis AG for the licensing and use of Onalta during Fiscal 2008.

Employment Agreements with Executive Officers

We have entered into employment agreements with our executive officers, as described more fully in the section of this proxy statement entitled “Compensation Discussion and Analysis — Executive Employment Agreements.” In addition, our directors and officers are provided indemnification protections in our Restated Articles of Organization.

Procedure for Review, Approval and Ratification of Transactions with Related Persons

Our Code of Business Conduct states that employees (including executive officers) must avoid any situation involving a conflict between their personal interests (including those of close family members) and the interests of the Company. Employees and executive officers are required to document potential or actual conflicts of interests. Supervisors must refer each potential conflict of interest situation to our Compliance Officer, who will determine whether it poses a potential for harm to our business interests or creates an appearance of improper influence. Our Code of Business Conduct provides further that our Compliance Officer will document the particular facts disclosed to him or her and the basis for his or her decision in each case. If the correct course of action is not clear, our Compliance Officer will contact our legal advisors to obtain resolution of the matter.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

Stockholders may submit proposals on matters appropriate for stockholder action at annual meetings of stockholders in accordance with the rules and regulations adopted by the Securities and Exchange Commission. Any proposal which an eligible stockholder desires to have included in the Company’s proxy statement and presented at the 2010 annual meeting of stockholders (to be held on or around May 11, 2010) will be included in the Company’s Proxy Statement and related proxy card if it is received by the Company no later than December 10, 2009 (120 calendar days prior to the anniversary of the mailing date of this Proxy Statement) and if it complies with Securities and Exchange Commission rules regarding inclusion of proposals in Proxy Statements.

Other deadlines apply to the submission of stockholder proposals for the 2010 annual meeting of stockholders that are not required to be included in the Company’s Proxy Statement under Securities and Exchange Commission rules. With respect to these stockholder proposals for the 2010 annual meeting of stockholders, the Company’s bylaws provide certain requirements for advance notification by stockholders of business to be conducted at annual meetings of stockholders but not necessarily included in the Company’s Proxy Statement. In order to be timely, a stockholder notice must be delivered to or mailed and received in writing by the Company’s Secretary at the principal executive offices of the Company not less than 150 days prior to the date such meeting was held in the prior year (or, with respect to nominees for director, generally not less than 60 or greater than 90 days prior to the date of the meeting). These requirements are separate from and in addition to requirements that a stockholder must meet in order to have a stockholder proposal included in the Company’s Proxy Statement.

OTHER MATTERS

The Board of Directors does not currently know of any other matters to be presented at the 2009 Annual Meeting. If any other matters properly come before the Annual Meeting, it is intended that the shares represented by Proxy will be voted with respect thereto in accordance with the judgment of the persons voting them.

By Order of the Board of Directors,

/s/ Anthony F. Martin, Ph.D.
Anthony F. Martin, Ph.D.
Chairman of the Board

April 9, 2009

You may vote by any one of the following means:
MOLECULAR INSIGHT PHARMACEUTICALS, INC. ATTENTION: INVESTOR RELATIONS 160 SECOND ST. CAMBRIDGE, MA 02142

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by Molecular Insight Pharmaceuticals, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Molecular Insight Pharmaceuticals, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

VOTE IN PERSON
You may vote shares in person by attending the Annual Meeting.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
MOLIP1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MOLECULAR INSIGHT PHARMACEUTICALS, INC.	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
THE BOARD OF DIRECTORS RECOMMEND A VOTE “FOR” ITEMS 1 AND 2 Vote on Directors 1. ELECTION OF DIRECTORS	☐	☐	☐

Nominees: 01) John W. Babich, Ph.D. Class III 02) Joseph M. Limber Class III

Vote on Proposal		For	Against	Abstain

2.	Proposal to ratify Deloitte & Touche LLP as the Independent Registered Public Accounting Firm for Molecular Insight Pharmaceuticals, Inc. for the fiscal year ending December 31, 2009.	☐	☐	☐

3.	In their discretion, upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof.

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted FOR items 1 and 2. If any other matters properly come before the meeting, or if cumulative voting is required, the person(s) named in this proxy will vote in their discretion.

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If the signer is a corporation, please sign in full corporate name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

The Notice and Proxy Statement and Form 10-K are also available at www.proxyvote.com.

MOLIP2

MOLECULAR INSIGHT PHARMACEUTICALS, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS
MAY 11, 2009
The stockholder(s) hereby appoints John W. Babich, Ph.D., and Paul A. Looney, or either of them, as proxies, each with the power to appoint (his) substitute, and hereby authorizes each of them to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of Common Stock of Molecular Insight Pharmaceuticals, Inc. the stockholder(s) are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 A.M., Eastern Time, on May 11, 2009 at the offices of Foley & Lardner LLP, 111 Huntington Avenue, Boston, MA 02199, and any adjournment or postponement thereof.
     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR EACH PROPOSAL. THIS PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS VOTED.
     PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE
CONTINUED AND TO BE SIGNED ON REVERSE SIDE